Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

BETWEEN

NANOBIOTIX S.A.

AND

LIANBIO ONCOLOGY LIMITED

This License, Development and Commercialization Agreement (this “Agreement”) is entered into and effective as of May 11, 2021 (the “Effective Date”), by and between Nanobiotix S.A., a French société anonyme having its registered office located at 60 Rue de Wattignies, 75012, Paris, France, registered under number 447 521 600 (RCS Paris) (“Nanobiotix”), and LianBio Oncology Limited, a Hong Kong company limited by shares, having its principal place of business located at Room 1902, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong ( “Lian”). Nanobiotix and Lian are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

In presence of LianBio, an exempted company organized and existing under the laws of Cayman Islands having its registered office located at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands KY1-9009 (“LianBio Cayman”), who is entering into this Agreement for the purposes of acknowledging and accepting the obligations imposed on it pursuant to Section 15.13 of this Agreement.

Recitals

WHEREAS, Nanobiotix is a biotechnology company that uses nanomedicine to develop new radiotherapy techniques for cancer patients.

WHEREAS, Nanobiotix owns or controls data, know-how and other intellectual property relating to such products;

WHEREAS, Lian is a biotechnology company focused on bringing paradigm-shifting medicines to patients;

WHEREAS, Lian desires to obtain from Nanobiotix certain rights and licenses to develop and commercialize such nanomedicine product in certain Asian countries, and Nanobiotix is willing to supply such product and to grant Lian such rights and licenses in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nanobiotix and Lian hereby agree as follows:

ARTICLE 1

DEFINITIONS AND USAGE

1.1 Definitions. Capitalized terms used in this Agreement shall have the meaning ascribed thereto in Schedule 1.1, or, only to the extent not defined in Schedule 1.1, as otherwise defined herein.

1.2 Headings, Gender and Number. All section and article titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine, or neuter, as the context requires.

1.3 References. Unless explicitly provided for, references to articles, sections, schedules or exhibits are references to articles, sections, schedules or exhibits of this Agreement.

1.4 Usage. Unless otherwise indicated to the contrary herein by context or use hereof, (a) words importing the singular shall also include the plural, and vice versa; (b) all references to days in this Agreement shall mean calendar days, unless otherwise specified; (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to” unless expressly stated otherwise; (d) the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”, unless otherwise specified; (f) “monthly” means on a calendar month basis, (g) “quarter” or “quarterly” means on a calendar quarter basis; (h) “annual” or “annually” means on a Calendar Year basis; (i) “year” means a 365-day period unless Calendar Year is specified; (j) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (k) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; (l) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (m) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Schedules); (n) neither Party or its Affiliates will be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided; (o) provisions that require that a Party, or the JSC hereunder “agree”, “consent” or “approve” or the like will be deemed to require that such agreement, consent or approval be specific and in writing in a written agreement, letter or approved minutes, but, except as expressly provided herein, excluding e-mail and instant messaging; and (p) the word “will” will be construed to have the same meaning and effect as the word “shall”; (q) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; and (r) references to particular Applicable Laws mean such Applicable Laws as in effect as of the relevant time, including all rules and regulations thereunder and any successor Applicable Laws in effect as of the relevant time, and including the then-current amendments thereto.

ARTICLE 2

GRANT OF LICENSE

2.1 License Grant.

(a) Licensed IP. Subject to Section 3.3(b), Nanobiotix hereby grants to Lian, and Lian accepts, an exclusive (even as to Nanobiotix), sublicensable (subject to Section 2.2), royalty-bearing license under the Nanobiotix IP to Develop and Commercialize the Licensed Products in the Field in the Territory, provided that Nanobiotix shall be entitled to continue and conclude, directly or indirectly, the following

Development for the Licensed Products in the Territory that is on-going as of the Effective Date of the Agreement: (i) the clinical study known as “Rectal PEP503-RC-1001”, (ii) the clinical study known as the “NBTXR3 301 Study” and (iii) the clinical study known as “HNSCC PEP503-RC-1002”. Manufacturing of Licensed Product for the Territory is reserved to Nanobiotix, provided that Lian shall label and package the vials of Licensed Product supplied by Nanobiotix as further set out herein and in the Supply Agreement.

(b) Non Development. The Parties shall not Develop or Commercialize the Licensed Product outside the Field in the Territory.

(c) Brand Name. Lian may Commercialize the Licensed Products under the Nanobiotix Trademarks. If (i) Regulatory Authorities in the Territory require or (ii) Lian elects to market the Licensed Products within the Territory under a separate brand name than the Nanobiotix Trademarks (including a localized version of any Nanobiotix Trademark), then Lian shall provide such alternative brand name for the Licensed Products within the Territory to the JSC for review and approval and any Trademark composed of such alternative brand name shall be filed and owned by Nanobiotix, unless otherwise agreed in writing or set forth in this Section 2.1(c), and shall accordingly become a part of the Nanobiotix Trademarks. Nanobiotix will use Commercially Reasonable Efforts to diligently file and maintain such Trademarks for the Licensed Products within the Territory, at Nanobiotix’s sole cost and expense, provided that Nanobiotix may elect, upon written notice to Lian, to transfer to Lian the responsibility for filing and maintaining such Trademarks in the Territory. Upon transfer of Nanobiotix’s responsibility for filing and maintaining Trademarks in the Territory, Nanobiotix will promptly deliver to Lian copies of all necessary files related to such Trademarks and will take all actions and execute all documents reasonably necessary for Lian to assume control of such filing and maintenance. In addition, at any time prior to First Commercial Sale in the Territory, Nanobiotix may elect to Commercialize the Licensed Products outside the Territory under a Trademark other than the Nanobiotix Trademarks, in which case, Nanobiotix will notify Lian about the change, the new brand name or Trademark shall become part of the Nanobiotix Trademarks, and Lian may Commercialize the Licensed Product under such new brand name or Trademark.

(d) Combination Product. The Development or Commercialization of a Combination Product in the Field in the Territory is subject to [***].

2.2 Sublicense to Affiliates or Third Parties. Lian will have a right to grant sublicenses to Affiliates of Lian, solely as long as they are Affiliates of Lian, and which shall terminate, if and when a sublicensed entity is no longer an Affiliate of Lian. Lian will have a right to grant sublicenses to Third Party subcontractors involved in the Development of the Licensed Products, [***]. Any sublicense or other contractual delegation to a Person other than (a) an Affiliate of Lian or (b) any such Third Party subcontractors involved in the Development of the Licensed Products (i) shall be pursuant to a written agreement that imposes on such Sublicensee obligations that are at least as protective of Nanobiotix’s rights as the relevant restrictions and limitations set forth in this Agreement, and (ii) [***], provided that any proposed sublicense or other contractual delegation to a Competitor shall be at Nanobiotix’s sole discretion. For the avoidance of doubt, any Third Party to which Lian delegates substantially all of the Commercialization of Licensed Products in a given country in the Territory shall be deemed a Sublicensee of Lian. Lian shall remain responsible for its Affiliates’

and each Sublicensee’s compliance with all obligations under this Agreement applicable to such Affiliates or Sublicensees. Upon the termination of this Agreement, any sublicense shall terminate with this Agreement, provided that at the written request of any Sublicensee who is (a) [***] and (b) [***], Nanobiotix agrees to negotiate in good faith [***] a direct license agreement with such Sublicensee, [***].

2.3 No Implied Licenses. No rights or licenses, other than as expressly set forth in this Agreement, are granted to either Party under this Agreement, and no additional rights will be deemed granted to either Party by implication, estoppel, or otherwise. All rights not expressly granted by either Party, or its Affiliates to the other Party under this Agreement are reserved. Nanobiotix retains the right to directly or indirectly Develop, Manufacture and otherwise Commercialize the Licensed Products anywhere in the world excluding the Territory.

2.4 Transfer of Nanobiotix Know-How. Promptly as reasonably practicable after the Effective Date, Nanobiotix will disclose and make available to Licensee the Nanobiotix Know-How that exists as of the Effective Date that is necessary or reasonably useful for Lian’s Development or Commercialization of the Licensed Product in accordance with this Agreement. Nanobiotix may make such Nanobiotix Know-How available in such reasonable form as Nanobiotix determines, including, if Nanobiotix so elects, in the form such Nanobiotix Know-How is maintained by Nanobiotix. In addition, Nanobiotix will provide updates throughout the Term to Lian of any Know-How that Nanobiotix or its Affiliates comes to Control that constitutes Nanobiotix Know-How (such updates to be made reasonably promptly after any calendar quarter in which such Know-How comes into Control of Nanobiotix or its Affiliates), and Nanobiotix will (a) promptly after Lian’s request, make available to Lian all such Know-How in Nanobiotix’s Control and not previously provided to Lian hereunder, and (b) for a period of [***] months after the initial Nanobiotix Know-How transfer, provide Lian with reasonable access to Nanobiotix personnel involved in the Development of such Licensed Product, either in-person at Nanobiotix’s facility or by teleconference; provided that such support will not exceed [***], unless the Parties otherwise agree.

2.5 Exclusivity.

(a) Generally. Subject to the terms of this Agreement, neither Nanobiotix or its Affiliates, nor Lian or any of its Affiliates will (by itself or with or through an Affiliate, a Sublicensee or a Third Party) Develop, Manufacture, or otherwise Commercialize any Competing Product in the Field in the Territory. Lian shall not Develop or Commercialize a Licensed Product other than licensed hereunder.

(b) [***].

(c) [***].

ARTICLE 3

DEVELOPMENT

3.1 Development Plans.

(a) Territory-Specific Development Plan. Lian (directly, or through its Affiliates, Sublicensees, and Third Party subcontractors) shall use Commercially Reasonable Efforts to Develop the Licensed Product in the Field in the Territory. Lian will conduct the Development for the Licensed Product in the Field in the Territory in accordance with a development and regulatory plan and regulatory strategy for Development and Regulatory Approval of the Licensed Products solely in the Field in the Territory (the “Territory-Specific Development Plan”, as set forth in Exhibit A). Lian will update the Territory-Specific Development Plan not less than once per Calendar Year, and either Party may propose modifications to the Territory-Specific Development Plan at any time, subject in each case to approval by the JSC. Once approved by the JSC, each update to the Territory-Specific Development Plan will become effective and supersede the then-current Territory-Specific Development Plan. In the event of any proposed change to the Territory-Specific Development Plan as a result of any interaction with any Regulatory Authority, the JSC will meet as promptly as practicable to review and discuss any such proposed changes and determine an appropriate revision (if any) to the Territory-Specific Development Plan. If Lian is delayed in performing (or fails to perform) an obligation assigned to Lian in the Territory-Specific Development Plan as a result of Nanobiotix’s failure to timely perform any of its obligations under this Agreement, then the timelines for the performance of Lian’s obligations under the Territory-Specific Development Plan will be extended commensurate with the delay caused by Nanobiotix. Except as expressly provided for otherwise herein, each Party will be responsible for its costs and expenses incurred in performing Development activities pursuant to the Territory-Specific Development Plan.

(b) Global Development Plan. Nanobiotix’s global Development of the Licensed Product outside of the Territory will be conducted pursuant to a written plan (the “Global Development Plan”). Prior to the first Phase III Trial for any Licensed Product, Nanobiotix will provide the initial Global Development Plan to the JSC for its review, discussion, and [***] regarding activities to be conducted in the Territory, approval. The Global Development Plan will include an outline of all major Development activities for the Licensed Product to be conducted throughout the world by Nanobiotix. From time to time, Nanobiotix may propose updates to the then-current Global Development Plan for the Licensed Products, to the JSC to review and discuss and [***] regarding activities to be conducted in the Territory, approval.

(c) Development Plan Undertaking. [***]. If the NMPA provides guidance that the Licensed Product will be classified as a drug, then Lian shall participate in the global registrational Phase III Trials conducted by Nanobiotix pursuant to the Global Development Plan (the “Global Trials”). Subject further to NMPA’s acceptance of Lian’s or its Affiliate’s participation in the Global Trial for the following Indications, Lian undertakes to have:

(i) enrolled at least [***] of the total number of patients (the “Enrollment Commitment”) in the following Global Trials, provided that such Global Trial may serve as a registrational study in the Territory:

– “HNSCC 312 registration trial starting Q3 2021, n= 500”;

– “[***], n ~300 [***]”;

– the following three Global Trials (each, an “Additional Global Trial”): (1) “[***]Ph III (n ≈500*)”, (2) “[***] (n ≈500*)” and (3) “[***] PhIII (n ≈500*)” (each, as listed on page 2 of Exhibit B attached hereto); provided that one or more of the foregoing three such Additional Global Trials may be substituted with one or more of the following Global Trials by decision of the JSC: (I) “[***] (Ph III—n ≈500*)”, (II) “[***] III (n ≈500*)”, (III) “[***]—Ph III (n ≈500*)”, (IV) “[***] Ph III (n ≈500*)” or (V) “[***]—Ph III (n= 500)—[***]”/”[***]—Ph III (n= 300) -[***]” (each, as listed on page 3 of Exhibit B attached hereto);

provided that, in each case, patient enrollment will be performed on an open and competitive recruitment basis, where (A) patients will be enrolled on a first-presented, first-enrolled basis among all trial centers, (B) to the extent Lian has not met the Enrollment Commitment by the time the full complement of the study population has been reached globally, Lian shall pay to Nanobiotix the difference between Nanobiotix’s costs for the trial and Nanobiotix’s costs for such trial had Lian fulfilled the Enrollment Commitment,

and

(ii) [***]:

(A) [***], and

(B) [***].

(d) Development Plan Incentive. For each Global Trial (excluding [***]) meeting the Enrollment Commitment, the Royalty Rates shall be reduced by [***], provided that in no event will the applicable Royalty Rate be less than [***] (the “Development Plan Incentive”).

3.2 Local Studies.

(a) Non-registrational Studies. For any non-registrational Clinical Trial (e.g., a Phase I Trial or Phase II Trial) conducted by Lian that is intended to support the Development or Regulatory Approval of the Licensed Product in the Field in the Territory, Lian will provide Nanobiotix with access, and license and right of reference, to all clinical data and Regulatory Filings relating to such non-registrational Clinical Trial for use outside the Territory.

(b) Local Registrational Studies. In the event that Lian intends to conduct a Pivotal Trial for the Licensed Product in the Field in the Territory (each, a “Local Registrational Study”), Lian will notify Nanobiotix reasonably in advance of the initiation of such Local Registrational Study and provide Nanobiotix with the study design, study protocol, study budget, and anticipated study initiation date (such notice, a “Local Registrational Study Notice”). Upon Nanobiotix’s receipt of a Local Registrational Study Notice, Nanobiotix will have the option to obtain a license and right of reference to the Local Registrational Study efficacy data and Regulatory Filings and Regulatory Approvals containing such Local Registrational Study data (the “Territory-Specific Data”) for use in Developing, Manufacturing, and Commercializing the Licensed Products outside the Territory (the “Territory-Specific Data Option”):

(i) by exercising the Territory-Specific Data Option prior to the anticipated study initiation date, subject to Nanobiotix agreeing to be responsible for [***] of the study costs for such Local Registrational Study incurred by or on behalf of Lian for such Local Registrational Study; or

(ii) by exercising the Territory-Specific Data Option after the anticipated study initiation date, subject to Nanobiotix agreeing to be responsible for [***] of the study costs incurred by or on behalf of Lian for such Local Registrational Study (in which case Lian will provide to Nanobiotix a summary of the results of such Territory-Specific Data reasonably requested by Nanobiotix to help Nanobiotix determine whether or not it wants to exercise the option).

Notwithstanding anything to the contrary set forth in this Agreement, Lian shall provide to Nanobiotix at no cost the safety data resulting from any Local Registrational Study, which Nanobiotix may use as it deems required.

3.3 Global Studies.

(a) Non-registrational Studies. For any non-registrational Clinical Trial (e.g., a Phase I Trial or Phase II Trial) conducted by Nanobiotix that is intended to support the Development or Regulatory Approval of the Licensed Product in the Field outside of the Territory, Nanobiotix will provide Lian with access, and license and right of reference, to all clinical data and Regulatory Filings relating to such non-registrational clinical Trial for use in the Territory.

(b) Global Registrational Studies. Without prejudice to Section 3.1(c) Nanobiotix will notify Lian reasonably in advance of the initiation of a Pivotal Trial for the Licensed Product (each, a “Global Registrational Study”) and may propose to Lian to participate in any such Global Registrational Study (such notice, a “Global Registrational Study Notice”). Upon Lian’s receipt of a Global Registrational Study Notice, Lian will have the option to obtain a license and right of reference to the Global Registrational Study efficacy data and Regulatory Filings and Regulatory Approvals containing such Global Registrational Study data (the “Global Registrational Study Data”) for use in Developing and Commercializing the Licensed Products in the Field and in the Territory (the “Global Registrational Study Option”), subject to using Lian Commercially Reasonable Efforts to enroll study patients in the Territory equal to a minimum of [***] of the total study patients in such Global Registrational Study, but in any event no more than[***] patients in total per trial (the “Global Registrational Study Commitment”). Lian may exercise the Global Registrational Study Option:

(i) prior to the anticipated study initiation date, in which case if Lian fails to meet the Global Registrational Study Commitment, then Lian will reimburse Nanobiotix [***]; or

(ii) after the anticipated study initiation date, in which case Lian agrees to be responsible for [***] of the total costs incurred by Nanobiotix to conduct such Global Registrational Study in which Lian did not participate.

The Parties shall discuss and agree in good faith any Post-Approval Commitment mandated by a Regulatory Authority upon the Regulatory Approval of the Licensed Product in the Territory, including the inclusion of such mandated Post-Approval Commitment in a Global Registrational Study. Notwithstanding anything to the contrary set forth in this Agreement, Nanobiotix shall provide to Lian at no cost the safety data resulting from any Global Registrational Study, which Lian may use as it deems required.

3.4 Study Cost Reimbursement. In the event that (a) Nanobiotix exercises any Territory-Specific Data Option pursuant to Section 3.2(b) or (b) Lian exercises any Global Registrational Study Option after the anticipated study initiation date pursuant to Section 3.3(b)(ii), then, in each case ((a) and (b)), following the exercise of the applicable option, within [***] days following the conclusion of each calendar quarter during which Lian performs any activities in support of the applicable Local Registrational Study or Nanobiotix performs any activities in support of the applicable Global Registrational Study, the performing Party will provide to the other Party a written report of all costs and expenses incurred by or on behalf of such Party during the applicable calendar quarter, or, to the extent the applicable option is being exercised after the applicable study has already been commenced or terminated, also of all costs incurred before such calendar quarter, together with an invoice for the applicable percentage (pursuant to Section 3.2(b), if Lian is the performing Party, or Section 3.1(c)(i) or 3.3(b)(ii), if Nanobiotix is the performing Party) of such costs and expenses, and the other Party will pay the undisputed invoiced amounts within [***] days after the date of such invoice. Payments due by Lian according to Section 3.1(c)(i) or 3.2(b)(i) shall be invoiced by Nanobiotix after the completion of the respective Global Trial and Lian will pay the undisputed invoiced amounts within [***] days after the date of such invoice.

3.5 Compliance. Lian shall conduct, and shall ensure that all of its Affiliates, Sublicensees, and other Third Party subcontractors conduct, Development of the Licensed Product in the Field in the Territory in compliance with Applicable Laws and, with respect to any such Development activities conducted as part of a Global Trial or as part of a Local Registrational Study for which Nanobiotix has exercised the Territory-Specific Data Option pursuant to Section 3.2(b)(i), in compliance with applicable FDA and EU Medical Device requirements to the extent necessary for the submission of data generated from such activities in Regulatory Filings.

ARTICLE 4

COMMERCIALIZATION AND MARKETING

4.1 Commercialization of the Licensed Product in the Territory. Unless explicitly provided for differently elsewhere in this Agreement, Lian shall have sole control over and decision-making authority with respect to the Commercialization of the Licensed Product in the Field in the Territory, including marketing, strategy, pricing, promotion, physician targeting, reimbursement, branding, distribution, and sales. All costs and expenses of Commercialization, including for distribution, marketing and selling, of the Licensed Product in the Field in the Territory shall be for Lian’s account.

4.2 Lian’s Commercialization Diligence. Lian shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Field in the Territory.

4.3 Commercialization Coordination.

(a) Commercialization Plan. No later than [***] months before the expected Launch Date Lian shall prepare and submit to the JSC a written plan for the Commercialization of Licensed Products in the Field in the Territory (the “Commercialization Plan”), which shall include reasonable detail regarding the activities Lian expects to undertake [***] period immediately following receipt of the first Regulatory Approval in the Territory, including: (i) [***]; (iii) [***]; (iv) [***]; and (v) [***]. The Commercialization Plan shall be updated [***]. The Parties shall discuss, through the JSC, the Commercialization Plan (including the timing of Launch the Licensed Product in the countries in the Territory).

(b) Commercial Updates. Lian shall provide to the JSC at each of its regularly-scheduled meetings a written summary of material Commercialization activities conducted during the applicable period in the Field in the Territory (“Commercialization Updates”).

(c) Commercialization Records. In connection with its Commercialization of the Licensed Product in the Field in the Territory pursuant to the Commercialization Plan, Lian shall retain, for a period of [***] from the date of creation, any and all training records related to the Licensed Products.

4.4 Compliance. Lian shall conduct, and shall ensure that all of its Affiliates, Sublicensees and other Third Party subcontractors conduct, all Commercialization of the Licensed Product in the Field in the Territory in compliance with Applicable Laws and all ethics policies agreed upon by the Parties in good faith. Lian shall make all related disclosures with respect to and record all transfers of value to health care providers in the Territory to the extent required by Applicable Laws.

4.5 Medical Affairs. Lian shall provide medical and scientific support for the Licensed Product in the Field in the Territory in order to ensure physicians are familiar on how to inject the product. Lian shall, subject to Applicable Laws, conduct such activities in compliance with its internal policies on engaging and sponsoring healthcare providers.

4.6 Promotional Materials. Lian shall have the right to develop all written, printed, electronic or graphic material intended for use by sales representatives in promoting the Licensed Product in the Field in the Territory, including visual aids, file cards, premium items, clinical study reports, reprints, drug information updates, and any other promotional support items (collectively, the “Promotional Materials”); provided that (a) all Promotional Materials shall comply with Applicable Laws; (b) Lian shall provide the JSC with an annual summary of its planned promotional activities for the Licensed Product, together with digital copies of material newly-generated material (as determined by Lian in good faith) Promotional Materials that Lian intends to use, in the upcoming [***] in the Field in the Territory. In addition, Lian shall provide to Nanobiotix an English translation of those selected Promotional Materials reasonably requested by Nanobiotix for its review and, as applicable, discussion with Lian; (c) all Promotional Materials shall be consistent with the Core Dossier for the Licensed Product; and (d) [***]. Prior to Launch, Nanobiotix shall provide Lian, at Nanobiotix’s cost and expense, existing marketing and Promotional Materials Controlled by Nanobiotix (including website and digital content) regarding the Licensed Product, whether electronic (including source code thereof, if applicable) or physical copies, provided that Nanobiotix shall have no obligations under this Agreement to assist with the technical aspects of the creation and maintenance of such website or to provide such digital content in any particular format.

4.7 Territory Compliance. Lian shall not, and shall ensure its Affiliates and Sublicensees do not, directly or indirectly: (i) promote, sell or distribute the Licensed Product outside the Field in the Territory, or (ii) actively promote, sell or distribute the Licensed Product for any use outside the Territory, which other territories are exclusively reserved to Nanobiotix, its Affiliates or its licensees. Nanobiotix shall not, and shall ensure its Affiliates and Sublicensees (other than Lian) do not, directly or indirectly, actively promote, sell or distribute the Licensed Product for any use within the Territory (other than to Lian, its Affiliates, Sublicensees or other designees).

ARTICLE 5

REGULATORY

5.1 Regulatory Interaction.

(a) Lian, or its relevant Affiliates or Sublicensees, will be solely responsible for all communications, filings with, and approvals sought from the Regulatory Authorities to obtain all Marketing Authorizations in relation to the Licensed Product in the Field throughout the Territory, and will have the sole and exclusive right to file and hold all Regulatory Filings in the Field in the Territory, and all such Regulatory Filings and Regulatory Approvals in the Field in the Territory will be made in the name of Lian, provided, however, that, [***].

(b) Regulatory Communications. Subject to Applicable Law and this Section 5.1, Lian will oversee, monitor, and manage all interactions and communications with Regulatory Authorities with respect to the Licensed Products in the Field in the Territory. Unless explicitly provided for differently elsewhere in this Agreement, Lian will have final decision-making authority regarding all regulatory activities for the Licensed Products in the Field in the Territory, including the labeling strategy and the content of Regulatory Filings for Licensed Products.

5.2 Global Dossier. As between the Parties and notwithstanding anything to the contrary provided in this Agreement, Nanobiotix shall retain the full unfettered ownership of the Core Dossier.

ARTICLE 6

MANUFACTURE AND SUPPLY

6.1 Supply and Purchase of the Licensed Product.

(a) Responsibility for Manufacturing. Nanobiotix shall be responsible for Manufacturing the Licensed Product. [***].

(b) Effects of Supply Failure. Should Nanobiotix, at any time following a Change of Control of Nanobiotix, fail to supply at least [***] of the binding forecast of Lian’s requirements of Licensed Products for a given [***], then Lian may request the appointment of a Third Party contract manufacturer mutually agreeable to both Parties (such agreement not to be unreasonably withheld by Nanobiotix), who shall Manufacture Licensed Products for priority supply to Lian. Nanobiotix will provide (or cause its designee to provide) to such Third Party all Know-How and transition services necessary to enable such Third Party to Manufacture clinical and commercial supplies of the Licensed Product.

(c) Development and Commercial Supply. Nanobiotix shall supply to Lian, and Lian shall exclusively purchase from Nanobiotix, all requirements of Licensed Product for Development and Commercialization by Lian in the Territory. Within [***] days following the Effective Date, the Parties will negotiate in good faith and enter into a supply agreement (the “Supply Agreement”) on reasonable and customary terms, which shall at the minimum contain the following terms:

(i) Nanobiotix shall supply Licensed Product in unlabeled vials to Lian, or such other form as the Parties may agree as appropriate for use for Development purposes;

(ii) Lian shall provide non-binding and binding forecasts on a rolling basis;

(iii) [***];

(iv) [***];

(v) [***]; and

(vi) [***].

6.2 Interim Supply. Until such time as Nanobiotix and Lian execute a Supply Agreement, at Lian’s request, Nanobiotix will, on Lian’s behalf, place orders with its suppliers for Licensed Products for use by Lian for Development purposes, [***]. After delivery, Nanobiotix will invoice Lian for the Transfer Price for such Licensed Product and Lian will pay Nanobiotix within [***] days after receipt of such invoice. Nanobiotix will provide all Licensed Products provided pursuant to this Section 6.2 with those product warranties and corresponding remedies that Nanobiotix receives from its supplier.

6.3 Two-Invoice Policy. The Parties agree that in the event, under the Two-Invoice Policy and tendering policies and Applicable Laws in a given province in the PRC, neither Lian nor any of its Affiliates can, based on their existing qualifications, distribute the Licensed Products for such province directly or indirectly to its distributors for the PRC, then, the Parties will use reasonable efforts to discuss in good faith alternative arrangements for the distribution of the Licensed Product in such province that complies with the Two-Invoice Policy as implemented in such province and that maintains the economic interests of the Parties as agreed under this Agreement.

ARTICLE 7

QUALITY AND PHARMACOVIGILANCE

7.1 Quality Agreement. The Parties shall negotiate in good faith and, no later than [***] days after the Effective Date (and in any event prior to the commencement of the supply of Licensed Products to Lian for Development purposes), enter into a quality agreement (the “Quality Agreement”) to comply with the requirements of Regulatory Authorities in the Territory affecting each Party, and, to the extent necessary, each country within the Territory hereunder, as soon as possible. The Quality Agreement shall set forth in detail the quality assurance arrangements and procedures with respect to the Manufacturing and supply of the Licensed Product, reporting customer complaints, conducting timely investigations, Recalls, logistics (including warehousing and shipping requirements) and testing requirements, which Quality Agreement shall be incorporated herein by reference following execution by both Parties. In the event of a conflict between any of the provisions of this Agreement or the Supply Agreement and the Quality Agreement, this Agreement or the Supply Agreement, as applicable, shall govern.

7.2 Record Retention. Lian shall establish and maintain a written records retention policy with respect to the Licensed Products, including maintaining quality system documents in a central, controlled location and using reasonable efforts to prevent any loss, destruction, deterioration or unauthorized access to such documents. Lian shall, for a period of the Term and [***] years thereafter (or such longer period as required by Applicable Laws) retain original documents with original signatures in a central file within Lian’s quality assurance or document control records.

7.3 Pharmacovigilance; Safety Data.

(a) Pharmacovigilance. Upon execution of the Agreement, the Parties shall negotiate in good faith and, no later than [***] after the Effective Date, enter into a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) to comply with the requirements of Regulatory Authorities in the Territory affecting each Party, and, to the extent necessary, each country within the Territory hereunder, as soon as possible. The Pharmacovigilance Agreement shall set forth the specific details and processes pursuant to which the Parties shall share adverse event, device incident and other safety data.

(b) Global Safety Database. Nanobiotix shall maintain the global reference safety database for the Licensed Product. The Pharmacovigilance Agreement will set forth the terms and conditions under which the Parties will share information pertaining to, and each will receive access to, the global reference safety database for the Licensed Product. Lian shall be responsible for safety review (as further described in the Pharmacovigilance Agreement), collection and timely transfer to Nanobiotix of safety data for the Licensed Product in the Field in the Territory. Lian shall transfer such safety data to Nanobiotix in a timely manner according to the Applicable Laws in an electronic format requested by Nanobiotix as further set out in the Pharmacovigilance Agreement, at Lian’s sole cost and expense. Lian shall not be responsible for any costs associated with the global reference safety database.

7.4 Complaints Handling and Reporting. Notifications, communications, handling and reporting of the Licensed Product complaints and adverse events shall be addressed under the Pharmacovigilance Agreement, provided that such Pharmacovigilance Agreement shall provide that Lian must (i) investigate any complaints or issues relating to the Licensed Products in the Territory and notify Nanobiotix thereof; (ii) not admit liability or settle any dispute or complaint that imposes any liability on or admits any fault of Nanobiotix without Nanobiotix’s prior written consent; and (iii) [***].

7.5 Returns and Recalls.

(a) Returns. Lian shall handle all returns in the Territory, at its sole cost and expense, as needed. Further processing of returns by Lian shall be governed by the Quality Agreement.

(b) Recalls. Each Party agrees to notify the other Party within [***] hours if it discovers any issue that it reasonably believes could lead to a Recall. If practicable, the Parties shall promptly, following notification, discuss the plans for a Recall, provided that the Parties shall have joint responsibility for determining whether a Recall in the Territory is necessary. If the Parties, through the JSC, decide that a Recall is necessary, then the Parties shall work together to develop and implement a Recall plan, which, unless agreed otherwise, shall be implemented by Lian. All costs and expenses associated with implementing a Recall in the Territory shall be borne by Lian, except to the extent it arises from Nanobiotix’s (a) [***] (b) [***]. The Parties shall jointly determine the cause of a Recall, or in the event of disagreement between the Parties regarding such cause, an independent laboratory agreed upon by the Parties shall determine such cause.

ARTICLE 8

GOVERNANCE

8.1 Joint Steering Committee. [***] following the Effective Date [***], a joint steering committee (the “JSC”) will be established by the Parties to provide oversight and to facilitate information sharing between the Parties with respect to the activities under this Agreement.

8.2 Specific Responsibilities. The JSC will provide strategic oversight and serve as forum for communication on the Licensed Product in the Territory, and will:

(a) monitor the overall state of the alliance;

(b) discuss the progress of Lian’s and Nanobiotix’s Development and Commercialization activities, including, optimal Launch timing and the value of the clinical benefit provided by the Licensed Product in each Indication and to the extent permitted under Applicable Law, to discuss the prices of the Licensed Product in the Territory;

(c) review and discuss the Territory-Specific Development Plan, the Global Trials, and any Global Registrational Study;

(d) review and discuss any additional Indications for any Licensed Product to be Developed and Commercialized;

(e) review, discuss, and approve any Territory-specific brand name for the Licensed Product, as described in Section 2.1(c);

(f) review, discuss, and approve any update to the Territory-Specific Development Plan, as described in Section 3.1(a);

(g) review, discuss, and, to the extent relating to any activities to be conducted in the Territory, approve the initial Global Development Plan or any update thereto, as described in Section 3.1(b);

(h) determine whether to substitute any Global Trial as an Additional Global Trial, as described in Section 3.1(c)(i);

(i) review and discuss the initial Commercialization Plan, and any updates thereto, as described in Section 4.3(a);

(j) review and discuss the Commercialization Updates, as described in Section 4.3(b);

(k) review and discuss the annual promotional activities summary for the Territory, as described in Section 4.6;

(l) determine whether to conduct any Recall for the Territory, as described in Section 7.5(b);

(m) perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to in writing by the Parties;

(n) review and discuss any amendment or modification to the Licensed Products as described in Section 10.4;

(o) review and discuss medical affairs, as described in Section 4.5; and

(p) perform such other functions expressly allocated to the JSC in this Agreement or by the written agreement of the Parties.

8.3 Membership. The JSC will be composed of a total of [***] representatives of each Party, which will be appointed by each of Nanobiotix and Lian, respectively, including at least one (1) senior leadership member for each Party. Each individual appointed by a Party as a representative to the JSC will be an employee of such Party with sufficient seniority and decision-making authority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities, and have knowledge and expertise in the Development and Commercialization of products similar to the Licensed Products under this Agreement. The JSC may change its size from time to time by consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each Party, unless otherwise agreed by the Parties in writing. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party’s co-chairperson. The JSC will be co-chaired by one designated representative of each Party. The co-chairperson of the JSC will cast its Party’s vote on the JSC and such designee will have the authority to make decisions on behalf of such Party. Each co-chairperson will alternate being responsible for each meeting for (a) calling and conducting meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, however, that the applicable co-chairperson will include any agenda items proposed by either Party on such agenda, (c) preparing minutes of each meeting that reflect the material decisions made and action items identified at such meetings promptly thereafter, and (d) sending draft meeting minutes to each member of the JSC for review and approval within [***] days after each JSC meeting. Meeting minutes issued in accordance with clause (d) of this Section 8.3 will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within [***] Business Days of receipt. The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation and approval of minutes. Each JSC representative will be subject to confidentiality obligations no less stringent than those in Article 11.

8.4 Meetings; Reports. The JSC will hold meetings at least [***] during the Term for so long as the JSC exists, unless the Parties agree in writing to a different frequency. No later than [***] Business Days prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the applicable co-chairperson will prepare and circulate an agenda for such meeting. Either Party may also call a special meeting of the JSC by providing at least [***] Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the applicable co-chairperson of the JSC and the Alliance Managers to provide the members of the JSC no later than [***] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person or by audio or video conference as its representatives may agree, provided that at least [***] JSC meeting per [***] shall be held in person, unless the Parties agree otherwise in writing. Other representatives of the Parties, their Affiliates, or Third Parties involved in the Development, Manufacture, or Commercialization of Licensed Products may be invited by the members of the JSC to attend meetings as non-voting observers if such representatives are subject to confidentiality obligations no less stringent than those set forth in Article 11. No action taken at a meeting will be effective unless at least [***] of each Party[***] is present or participating. Neither Party will unreasonably withhold attendance of at least [***] of such Party at any meeting of the JSC for which reasonable advance notice was provided.

8.5 Dispute Resolution. Any disputes among representatives at the JSC will be resolved by escalation to appropriate senior officers of Lian and Nanobiotix (the “Senior Officers”). To the extent the Senior Officers cannot reach agreement on the matter at hand within [***] days, then, without prejudice to any contractual obligations or commitment set out herein, which remain unaffected, Lian will have final decision-making authority over: (i) [***], and (ii) [***], provided that, with respect to sub-clause (ii) only, for any matter that (A) [***], (B) [***], (C) [***] or (D) [***]. For the avoidance of doubt, Nanobiotix at all times has the final decision-making authority over all matters relating to [***].

8.6 Alliance Managers. Each Party will appoint a person to oversee interactions between the Parties for all matters related to the Development and Commercialization of Licensed Products between meetings of the JSC (each, an “Alliance Manager”). If the Alliance Manager is not an appointed member of the JSC, then the Alliance Managers will have the right to attend all meetings of the JSC and may bring to the attention of the JSC any matters or issues either Alliance Manager reasonably believes should be discussed and will have such other responsibilities as the Parties may agree in writing. Each Party may replace its Alliance Manager at any time or may designate different Alliance Managers with respect to Development and Commercialization matters, respectively, by notice in writing to the other Party. The Alliance Managers will have the responsibility of creating and maintaining a constructive work environment within the JSC and between the Parties for all matters related to this Agreement. Without limiting the generality of the foregoing, each Alliance Manager will: (a) provide a single point of communication within the Parties’ respective organizations and between the Parties with respect to this Agreement; (b) coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and (c) take such other steps as may be required to ensure that meetings of the JSC occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including working with the co-chairpersons with respect to the giving of proper notice and the preparation and approval of minutes) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

ARTICLE 9

CONSIDERATION, PAYMENTS AND RECORDS

9.1 In consideration of the rights and licenses granted to Lian by Nanobiotix hereunder, Lian shall pay to Nanobiotix (in USD) the amounts set forth in this Article 9.

9.2 Upfront Payment. Subject to the terms and conditions of this Agreement, Lian will pay Nanobiotix a payment in the amount of twenty million Dollars ($20,000,000), which upfront payment will be due and payable to Nanobiotix within [***] days following the Effective Date.

9.3 Development Milestone Payments. During the Term, upon the achievement by or on behalf of Lian or its Affiliates or Sublicensees of any milestone event set forth in Table 9.3 for the Licensed Product, Lian will notify Nanobiotix promptly after the occurrence thereof, and Lian will pay Nanobiotix the corresponding milestone payment set forth in Table 9.3 no later than [***] days after its achievement of such milestone event.

Table 9.3 – Development Milestones
Development Milestone Event	Development Milestone Payment (in USD)
1. [***]	[***]
5. [***]	[***]
6. [***]	[***]
Total	[***]

9.4 Sales Milestones. During the Term, upon the achievement of any milestone event set forth in Table 9.4 (each, a “Sales Milestone Event”), Lian will notify Nanobiotix within [***] days after [***] in which such Sales Milestone Event was achieved, and Lian will pay Nanobiotix the corresponding milestone payment set forth in Table 9.4, no later than [***] days after [***] (each, a “Sales Milestone Payment”). Each of the Sales Milestone Payments set forth in Table 9.4 is payable only upon the first achievement of such Sales Milestone Event and none of the Sales Milestone Payments will be payable more than once regardless of how many times such Sales Milestone Event is achieved.

Table 9.4 – Sales Milestones
Sales Milestone Event	Sales Milestone Payment (in USD)
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
4. [***]	[***]
5. [***]	[***]
6. [***]	[***]
Total	[***]

9.5 Sales Royalties. Subject to the terms and conditions of this Agreement and any applicable Development Plan Incentive, during the applicable Royalty Term, Lian will pay Nanobiotix a tiered royalty on the Net Sales of all Licensed Products in the Territory that is the product of the aggregate annual Net Sales of all Licensed Products in the Territory and the applicable royalty rate in the following table (the “Royalty Rates”), subject to the provisions of Section 9.6:

Portion of the Annual Net Sales of the Licensed Products in the Territory	Royalty Rate
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
4. [***]	[***]

9.6 Reductions.

(a) Expiration of Valid Claims and Generic Entry. On a Licensed Product-by-Licensed Product and country-by-country basis, if at any time during the Royalty Term in a given country in the Territory, there is no Valid Claim of a Nanobiotix Patent [***], then the applicable Royalty Rate in effect for such Licensed Product in such country shall be reduced by [***] for the remainder of the Royalty Term for such Licensed Product in such country. If one or more Competitor(s) launch(es) a Competing Product in a country in the Territory, resulting in a decrease in Lian’s revenue from the Licensed Product of [***] in such country, then the applicable Royalty Rate in effect for such Licensed Product in such country shall be reduced by [***] for the remainder of the Royalty Term for such Licensed Product in such country, provided that the maximum allowable reduction for a given Licensed Product and a given country in the Territory under this Section 9.6(a) will be [***] of the applicable Royalty Rate for such Licensed Product in such country.

(b) Third Party Payments. If Lian makes a payment under any agreement with a Third Party pursuant to which Lian obtains a license or other rights under Patent(s) (or Patent(s) and Know-How associated with such Patents) owned or controlled by such Third Party in a given country in the Territory (whether by acquisition or license) that is necessary or reasonably useful to Develop or Commercialize one or more Licensed Products in such country, then Lian may offset against the sales milestones (Section 9.4) and sales royalties (Section 9.5) payable to Nanobiotix an amount equal to [***] of the payments made by Lian to such Third Party under such agreement (including any upfront payments, milestone payments, and royalties), subject to [***], provided that, to the extent the foregoing limitation limits the reduction Lian is permitted to take during [***], Lian will be entitled to carry forward the amount of the reduction Lian was unable to take during such calendar quarter and apply such amounts to future royalties or milestone payments (reductions set forth in this Section 9.6 are referred to collectively as the “Reductions”).

9.7 Royalty Term. On a Licensed Product-by-Licensed Product and country-by- country basis, Lian’s obligation to pay sales royalties will commence on the date of First Commercial Sale of such Licensed Product in the Field in such country in the Territory and will expire on the latest to occur of (the “Royalty Term”):

(a) the expiration of the last-to-expire Valid Claim of a Nanobiotix Patent Covering such Licensed Product;

(b) the expiry of Regulatory Exclusivity in such country in the Territory; or

(c) the ten (10)-year anniversary of the First Commercial Sale of such Licensed Product in such country in the Territory;

[***].

9.8 Royalty Payments and Reports. Within [***] days following the end of each calendar quarter following the First Commercial Sale of a Licensed Product, Lian shall furnish to Nanobiotix a written report for the calendar quarter showing the Net Sales of Licensed Product sold by Lian and its Affiliates and Sublicensees in the Territory during such calendar quarter and the royalties payable under this Agreement for such calendar quarter. Lian shall pay Nanobiotix the royalty due for such calendar quarter calculated in accordance with this Agreement within [***] days following the end of that calendar quarter.

9.9 Mode of Payment. All payments under the Agreement shall be made in Dollars by bank wire transfer in immediately available funds to an account in the name of Nanobiotix as Nanobiotix may designate from time to time by written notice to Lian. If any currency conversion shall be required in connection with the amounts hereunder, such conversion shall be made by using the average of the applicable daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to and agreed by both Parties) [***].

9.10 Taxes. All amounts set forth herein are exclusive of any applicable taxes, including withholding taxes and value-added taxes. In the event any withholding, value added, or other tax (including any tax based on income to Nanobiotix) is required to be withheld and deducted from payments by Lian pursuant to the Agreement under Applicable Laws, Lian will make such deduction and withholding and will pay the remainder to Nanobiotix, any amounts so withheld and deducted will be remitted by Lian on a timely basis to the appropriate Governmental Authority, and Lian will be deemed to have fulfilled all of its payment obligations to Nanobiotix with respect to such payments. Lian shall provide all documentation reasonably required and provide all reasonably necessary assistance to Nanobiotix to enable Nanobiotix to obtain a tax credit for such amounts withheld.

9.11 Records. Lian shall keep, and require its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to Nanobiotix pursuant to this Agreement. Such books and records shall be kept for such period of time as required by law, but no less than [***] years following the end of the calendar quarter to which they pertain. Such records shall be subject to audit by Nanobiotix in accordance with Section 9.12.

9.12 Audits. Nanobiotix, at its expense, through an independent, internationally recognized certified public accountant reasonably acceptable to Lian, shall have the right to access Lian’s, its Affiliates’ or Sublicensees’ relevant books and records in relation to the sales of Licensed Products in the Field in the Territory for the purpose of verifying Lian’s royalty and sales milestone payments to Nanobiotix hereunder during any portion of the Term; such access shall be conducted after [***] prior written notice by Nanobiotix to Lian, its Affiliates’ or Sublicensees’ during ordinary business hours, shall not be more frequent than [***] and shall not include any books and records that were previously accessed pursuant to this Section 9.12. Such accountant shall execute a confidentiality agreement with Lian, its Affiliate or Sublicensee as applicable in customary form and shall only disclose to Nanobiotix whether Lian paid Nanobiotix the correct amounts during the audit period and if not, any information necessary to explain the source of the discrepancy. If such audit determines that Lian paid Nanobiotix less than the amount properly due, then Lian shall pay Nanobiotix within [***] days after conclusion of the audit an amount equal to such underpayment, along with interest under Section 9.13, [***], of the amount due over the audited period, Lian shall also reimburse Nanobiotix for the reasonable costs of such audit (including the fees and expenses of the certified public accountant). If such audit determines that Lian paid Nanobiotix more than the amount properly due, then Lian shall be entitled to credit such overpayment against future payments due to Nanobiotix; provided, however, that if no future payments to Nanobiotix hereunder are reasonably anticipated, then Nanobiotix shall promptly issue a refund to Lian of such overpayment.

9.13 Late Payment. Any amounts not paid by the date due under the Agreement shall be subject to interest at an annual rate of [***], except that if the highest rate permitted under Applicable Law is lower, it shall be such highest permitted rate, computed from the due date through and including the date upon which payment is received.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1 Ownership of Intellectual Property.

(a) Inventions. Each Party shall at all times remain the exclusive owner of its pre-existing Intellectual Property and all Inventions relating to the Licensed Products made solely by or on behalf of such Party or its Affiliates in connection with the performance of such Party’s activities under this Agreement (each a “Party-Invention”), and any and all Patents claiming any such Party-Invention. To the extent an Invention relating to the Licensed Products is made by both Parties (“Co-Invention”), then such Co-Invention, together with any and all Patents claiming any such Co-Invention (“Co-Invention Patents”), will be jointly owned by the Parties. The Parties’ rights to file, prosecute, and enforce Co-Invention Patents shall be agreed in good faith between the Parties through the JSC. Each Party will grant and hereby does grant to the other Party all further permissions, consents, and waivers with respect to, and all fully paid-up licenses under, the Co-Inventions and any Co-Invention Patents, throughout the world, necessary to provide the other Party with full rights of use and exploitation of the Co-Inventions, subject to the licenses granted herein. Lian grants to Nanobiotix a worldwide, non-exclusive, sublicenseable, royalty-free, fully paid-up, perpetual and irrevocable license to any Lian Party-Invention and any Patents claiming such Lian Party-Inventions that is reasonably useful or necessary for the Development, Manufacture or Commercialization of the Licensed Product outside of the Territory.

10.2 Prosecution and Maintenance.

(a) In the Territory. As between the Parties, Nanobiotix shall have the first right, at its expense, to prosecute and maintain the Nanobiotix Patents in the Territory, using counsel of its choice. Nanobiotix shall keep Lian reasonably informed of all steps with regard to and the status of the preparation, filing, prosecution and maintenance of the Nanobiotix Patents in the Territory, including by providing Lian with (i) copies of all correspondence and material communications it sends to or receives from any patent office or agency in the Territory relating to such Patents, (ii) a draft copy of all applications, in each case ((i) and (ii)), sufficiently in advance of filing or response to permit reasonable review and comment by Lian, and (iii) a copy of applications as filed, together with notice of its filing date and serial number. Before Nanobiotix submits any filing, including a new patent application, or response to such patent authorities with respect to any Nanobiotix Patents, Nanobiotix will provide Lian with a reasonable opportunity to review and comment on such filing or response and will incorporate any reasonable comments or suggestions provided by Lian regarding the prosecution or maintenance of such Nanobiotix Patents under this Section 10.2(a) [***].

(b) Step-In Right. Should Nanobiotix elect not to prosecute or maintain a Nanobiotix Patent in the Territory, it shall give Lian notice thereof within a reasonable period [***] prior to allowing such Patent to lapse or become abandoned or unenforceable, and Lian will have the right, but not the obligation, to assume such prosecution and maintenance at its expense and through patent counsel of its choice. Upon transfer of Nanobiotix’s responsibility for prosecuting and maintaining any of the Nanobiotix Patents under this Section 10.2(b), (i) Nanobiotix will promptly deliver to Lian copies of all necessary files related to such Patents with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for Lian to assume such prosecution and maintenance, and (ii) such Patents shall no longer extend the Royalty Term pursuant to Section 9.7.

(c) [***].

10.3 Infringement by Third Parties and Patent Protection.

(a) Monitoring. In the event that either Nanobiotix or Lian becomes aware of any infringement or threatened infringement by a Third Party of any Nanobiotix IP, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b) Defense and Enforcement of Nanobiotix IP. Nanobiotix shall have the first right to defend the Nanobiotix IP in the Territory at its cost and expense, provided that, should Nanobiotix elect not to defend a Nanobiotix Patent in the Territory, it shall give Lian notice thereof and Lian may then assume control over such defense at its expense. [***]. Any proceeds from such enforcement in the Field but also outside the Territory shall be allocated, after reimbursement of each Party’s reasonable litigation cost therefrom, [***]. Otherwise, Lian shall have the first right to enforce the Nanobiotix IP against an infringement in the Field in the Territory at its expense, provided that, should Lian elect not to enforce the Nanobiotix IP against such an infringement in the Territory, it shall give Nanobiotix notice thereof and Nanobiotix will have the second right to so enforce such Nanobiotix IP in the Territory at its expense. At the request of the enforcing Party, the other Party shall lend reasonable assistance in such enforcement. Neither Party will have the right to settle any action enforcing or defending the Nanobiotix IP in the Field in the Territory under this Section 10.3(b) in a manner that imposes any liability on, or diminishes the rights or interests of the other Party under this Agreement, without the consent of such other Party, which consent will not be unreasonably withheld. To the extent Lian is enforcing the Nanobiotix IP, any proceeds from such enforcement shall be, after reimbursement of each Party’s reasonable litigation cost therefrom, split between the Parties, provided that if and to the extent [***], Lian shall retain [***]. To the extent Nanobiotix is enforcing the Nanobiotix IP where Lian renounces its first right of enforcement, any proceeds from such enforcement shall be [***], provided that (i) [***] and (ii) [***].

10.4 Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the Intellectual Property of such Third Party. In the event that the Parties determine that the Licensed Product(s) or the Nanobiotix IP may infringe a Third Party’s Intellectual Property, the Parties, through the JSC, will discuss [***].

ARTICLE 11

CONFIDENTIALITY

11.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for [***] thereafter, the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any trade secrets or confidential or proprietary information, and any tangible materials embodying any of the foregoing, whether patentable or otherwise, in any form (written, oral, photographic, electronic, visual or otherwise) that are provided or disclosed to it by the other Party (the “Disclosing Party”), including (a) all information disclosed by one Party to the other pursuant to the Confidentiality Agreement or the Term Sheet and (b) the terms and conditions of this Agreement (collectively, “Confidential Information”).

11.2 Exceptions. Notwithstanding Section 11.1 above, Confidential Information will not include any information that the Receiving Party can demonstrate by competent evidence:

(a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement;

(d) was subsequently lawfully disclosed to the Receiving Party or any of its Affiliates by a Person other than the Disclosing Party, and who did not receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; or

(e) was independently developed by the Receiving Party or any of its Affiliates without use of or reference to the Confidential Information of the Disclosing Party.

11.3 Permitted Disclosures. Notwithstanding the provisions of Section 11.1, each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) prosecuting or defending litigation as permitted by this Agreement;

(c) complying with applicable court orders or governmental regulations or as otherwise required by Applicable Laws (including any such disclosures as are required by a Regulatory Authority in connection with seeking Regulatory Approval, pricing and reimbursement approval, import authorization for any Licensed Product in the Territory, or the rules or regulations of the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States or of any stock exchange or listing entity (including in connection with the public sale of securities));

(d) disclosing to its Affiliates, employees, directors, consultants, attorneys, and other professional advisors, and in Lian’s case (but, subject to Section 6.1(b), excluding any Confidential Information relating to the Manufacturing of the Licensed Products), to its Sublicensees and Third Party subcontractors, in each case who have a legitimate need to know such information, data, or materials and who are bound by written confidentiality obligations at least as restrictive as those set forth herein; and

(e) disclosure to Third Parties in connection with due diligence or similar investigations by or on behalf of a Third Party in connection with a potential license or sublicense to, distribution agreement with or collaboration with such Third Party (including entry into any such agreement), or a potential merger or acquisition by such Third Party, and disclosure to potential or actual Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by similar terms of confidentiality and non-use at least as stringent as those set forth in this Article 11 (provided that the term may be shorter as is customary for the context, but at least [***]).

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.3(b) or Section 11.3(c), it shall, to the extent permitted by Applicable Laws, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts; provided that any Confidential Information so disclosed shall still be subject to the restrictions on use set forth in this Article 11. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar Governmental Authority in a country other than the United States, then such Party will, a reasonable time prior to any such filing, provide the other Party with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such agreement and use reasonable efforts to have terms identified by such other Party afforded confidential treatment by the applicable Governmental Authority.

11.4 Public Announcements. As soon as practicable following the Effective Date, the Parties shall issue a mutually agreed or a joint press release announcing the existence of this Agreement substantially in the form attached hereto as Schedule 11.4. Except as required by law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), the Nasdaq stock market or any other stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

11.5 Publication of Licensed Product Information. Without limiting the foregoing, Lian shall not, and shall ensure its Affiliates and Sublicensees do not, publish or publicly present any non-public scientific or technical information with respect to the Licensed Product without Nanobiotix’s prior written consent, which shall not be unreasonably withheld.

11.6 Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 11 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Confidentiality Agreement and the Term Sheet; provided that the existing Confidentiality Agreement and Term Sheet between the Parties is hereby terminated and any and all Confidential Information pursuant to the Confidentiality Agreement and the Term Sheet shall be deemed “Confidential Information” of a Party pursuant to this Article 11.

11.7 Residual Knowledge. The Parties acknowledge the practical difficulty of policing the use of information inadvertently retained in the unaided memory of a receiving Party or any of its, its Affiliates’, Sublicensees’ or Third Party subcontractors’ officers, directors, employees, and agents who have had rightful access to the Confidential Information of the disclosing Party (“Residual Knowledge”), and as such each Party agrees that the receiving Party will not be liable for the inadvertent use (without reference to any Confidential Information of the disclosing Party) by any of its or its Affiliates’, Sublicensees’ or Third Party subcontractors’ officers, directors, employees, or agents of the Residual Knowledge that is inadvertently retained in the unaided memory of such officer, director, employee, or agent; provided that such officer, director, employee, or agent has not been directed to or otherwise intentionally memorized or retained such Residual Knowledge for use other than as explicitly permitted under this Agreement. The receiving Party acknowledges and agrees that any use made by the receiving Party of any such Residual Knowledge is on an “as is, where is” basis and at its sole risk, with all faults and all representations and warranties disclaimed by the disclosing Party.

ARTICLE 12

REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a) Duly Organized. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate or organizational action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms. It has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents. The execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement do not (i) violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party, or (ii) conflict with, violate, breach, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of, any agreement, instrument or understanding, oral or written, to which such Party or any of its Affiliates is a party or by which it is bound.

(c) Consents. Such Party has obtained all necessary consents, approvals, orders, and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained (except for any Marketing Authorizations, Regulatory Approvals, Regulatory Filings, Manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of Licensed Products, to be obtained in accordance with the terms of this Agreement).

(d) Debarment. Such Party is not debarred under the United States Federal Food, Drug and Cosmetic Act or similar Applicable Laws outside the U.S. and it does not employ or use the services of any Person who is debarred, in connection with the Development, Manufacturing or Commercialization of the Licensed Products under this Agreement.

12.2 Representations, Warranties and Covenants of Nanobiotix. As used in this Section 12.2, “Knowledge” means, as applied to Nanobiotix, that [***]. Nanobiotix represents and warrants to Lian that as of the Effective Date:

(a) Right to Grant License. Nanobiotix exclusively owns [***], and is entitled to license to Lian, all of the Nanobiotix IP, free and clear of all claims, liens, charges, or encumbrances. Nanobiotix has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in, nor granted any license, option or other rights to, any of the Nanobiotix IP in the Territory in any manner that could adversely affect Lian’s rights under this Agreement. No Third Party has any license, option or other rights or interest in or to the Nanobiotix IP in the Field in the Territory other than the rights that are expressly reserved or contingent under this Agreement.

(b) Nanobiotix Patents and Nanobiotix Trademarks. Exhibit C sets forth all Nanobiotix Patents existing as of the Effective Date, and Exhibit D sets forth all Nanobiotix Trademarks existing as of the Effective Date. Nanobiotix does not own or hold rights to any Patents that would be necessary or reasonably useful for the Development or Commercialization of the Licensed Products in the Field and in the Territory other than the Nanobiotix Patents.

(c) Patent and Trademark Status. (i) All Nanobiotix Patents owned or Controlled by Nanobiotix have been filed and prosecuted in good faith in the patent offices in accordance with Applicable Laws, (ii) all issued Nanobiotix Patents and all issued Nanobiotix Trademarks are in full force and effect, valid, subsisting and enforceable; (iii) none of the Nanobiotix Patents and Nanobiotix Trademarks is currently involved in any interference, reissue, reexamination, or opposition proceeding; (iv) neither Nanobiotix nor any of its Affiliates has received any written notice from any Person, or has knowledge, of any such actual or threatened proceeding; and (v) all official fees, maintenance fees and annuities for the Nanobiotix Patents and the Nanobiotix Trademarks that are required to be paid to prevent abandonment or other loss of rights have been paid through the Effective Date to the extent due on or before the Effective Date.

(d) Non-Infringement by Third Parties. [***] there are no activities by Third Parties that would constitute infringement of the Nanobiotix IP or misappropriation of the Nanobiotix Know-How in the Territory.

(e) Non-Infringement of Third Party Rights. [***] the Development, Manufacture, or Commercialization of the Licensed Product, including the use of the Nanobiotix Trademarks, does not infringe or misappropriate any Intellectual Property of a Third Party. Neither Nanobiotix nor any of its Affiliates has received any written notice from any Person, or has knowledge of, any actual or threatened claim or assertion that the Development, Manufacture or Commercialization of the Licensed Product infringes or misappropriates the Intellectual Property of a Third Party. [***] the practice by Lian under the Nanobiotix IP or the Development or Commercialization of the Licensed Product as contemplated under this Agreement, if it was to occur at the Effective Date, does not infringe, misappropriate, or otherwise violate any Intellectual Property of any Third Party.

(f) Absence of Litigation. There are no judgments or settlements against or owed by Nanobiotix or its Affiliates or Sublicensees, or, [***] pending litigation against Nanobiotix or its Affiliates or Sublicensees, or litigation threatened against Nanobiotix or its Affiliates or Sublicensees, in each case, related to the Licensed Product, including any such litigation any relating to any Regulatory Filings, Regulatory Approvals, or Marketing Authorizations Controlled by Nanobiotix, its Affiliates or its Sublicensees.

(g) Confidentiality of Know-How. Nanobiotix has taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Nanobiotix Know-How. [***] the Nanobiotix Know-How existing as of the Effective Date has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality.

(h) Assignment of Third Party Rights; Third Party Consents.

(i) Nanobiotix has obtained from each of its employees and agents, and from the employees and agents of its Affiliates, who are performing Development activities for Licensed Products, rights to any and all Know-How created by such employees and agents in the course of such activities that relates to Licensed Products, such that Lian will, by virtue of this Agreement, receive from Nanobiotix, without payments beyond those required by Article 9, all licenses and other rights granted to Lian under this Agreement.

(ii) Each Person who has or has had any ownership rights in or to any Nanobiotix Patent purported to be owned solely by Nanobiotix, has assigned and has executed an agreement assigning its entire rights, title, and interests in and to such Nanobiotix Patent to Nanobiotix, and [***] no current officer, employee, agent, or consultant of Nanobiotix or any of its Affiliates is in violation of any term of any assignment or other agreement, in each case, regarding the protection of the Nanobiotix Patents.

(i) Prior to the Effective Date, Nanobiotix has obtained all consents from Third Parties necessary to grant Lian the licenses and rights Nanobiotix purports to grant to Lian under this Agreement.

(j) No Other Disclosures. (i) [***] there are no scientific or technical facts or circumstances that have not been disclosed to Lian, and that would adversely affect the scientific, therapeutic, or commercial potential of the Licensed Products; (ii) there is nothing within Nanobiotix’s Control that has not been disclosed to Lian and that could adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any Regulatory Filing; and (iii) [***] there are no safety, efficacy, or regulatory issues that would preclude Lian from exploiting the Licensed Products in the Territory in accordance with this Agreement and applicable Law.

(k) Additional Legal Compliance.

(i) [***] Nanobiotix and its Affiliates have complied [***] with all Applicable Laws in conducting Development and Manufacturing of the Licensed Product prior to the Effective Date, and neither Nanobiotix nor any of its Affiliates has received any written notice from any Governmental Authority in the Territory claiming that any such activities as conducted by them are not in such compliance.

(ii) No Governmental Authority in the Territory has commenced or [***] threatened to initiate any action to enjoin production of the Licensed Product at any facility, nor has Nanobiotix or any of its Affiliates or [***] any of its contractor manufacturers, received any notice to such effect, nor has Nanobiotix received any order not to import the Licensed Product into the Territory.

12.3 Mutual Covenants.

(a) Compliance with Laws. The Parties will, and will ensure that their respective Affiliates, Sublicensees, and Third Party subcontractors will, comply in all material respects with all applicable Laws in exercising their rights and fulfilling their obligations under this Agreement. The Parties will require any Affiliate, Sublicensee, Third Party subcontractor, or other Person that provides services to such Party in connection with this Agreement to comply with such Party’s obligations under this Section 12.3(a). Lian will make no representations or warranties with respect to the Licensed Products other than those in the approved label for the Licensed Product or otherwise as specifically authorized in writing by Nanobiotix.

(b) No Debarment. Each Party covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’, Sublicensees’ or Third Party subcontractors’ directors, officers, employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party or individual becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party will promptly notify the other Party and take the necessary steps to avoid any such debarment.

12.4 No Conflict. During the Term, Nanobiotix and its Affiliates will not grant any interest in the Nanobiotix IP that is inconsistent with the terms and conditions of this Agreement and the rights and licenses granted to Lian hereunder.

ARTICLE 13

DISCLAIMER, LIMITATION OF LIABILITY AND INDEMNIFICATION

13.1 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE LICENSED PRODUCT.

13.2 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR LOST PROFITS IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 13.2 SHALL NOT APPLY TO (A) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS Article 13 (B) ANY BREACH OF Article 11, SECTION 2.5, OR SECTION 12.2(c), OR (C) A CLAIM FOR INTENTIONAL OR WILLFUL MISCONDUCT [***].

13.3 Indemnification of Nanobiotix. Lian shall indemnify, defend and hold harmless each of Nanobiotix and its Affiliates, and the directors, officers, shareholders, employees and agents of such entities and the successors and assigns of any of the foregoing (the “Nanobiotix Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) resulting from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Nanobiotix Indemnitee, to the extent arising from (a) the negligence or willful misconduct of any Lian Indemnitees or any Sublicensees or Third Party subcontractors of Lian; (b) the Development, regulatory and Commercialization activities relating to the Licensed Product conducted by or on behalf of Lian, its Affiliates, Sublicensees or Third Party subcontractors (other than Nanobiotix and its Affiliates and licensees) in connection with this Agreement; or (c) any breach of any obligation, representation, warranty or covenant by Lian under this Agreement or the Supply Agreement; except in each case (a)-(c) to the extent such Third Party Claims fall within the scope of the indemnification obligations of Nanobiotix set forth in Section 13.4(a) or (b).

13.4 Indemnification of Lian. Nanobiotix shall indemnify, defend and hold harmless each of Lian and its Affiliates, and the directors, officers, shareholders, employees and agents of such entities and the successors and assigns of any of the foregoing (the “Lian Indemnitees”), from and against any and all Losses resulting from any Third Party Claims incurred by any Lian Indemnitee, to the extent arising from (a) the negligence or willful misconduct of any Nanobiotix Indemnitee; (b) the Development, regulatory and Commercialization activities relating to the Licensed Product conducted by or on behalf of Nanobiotix, its Affiliates, Sublicensees (other than Lian and its Affiliates and Sublicensees) or Third Party subcontractors, unless at Lian’s express direction or (c) any breach of any obligation, representation, warranty or covenants by Nanobiotix under this Agreement or the Supply Agreement; except in each case (a) or (b) to the extent such Third Party Claims fall within the scope of the indemnification obligations of Lian set forth in Section 13.3(a) to (c).

13.5 Procedure. A Party that intends to claim indemnification under this Article 13 shall promptly notify the indemnifying Party in writing of any Third Party Claim, in respect of which the indemnitee intends to claim such indemnification. The indemnified Party shall provide the indemnifying Party with reasonable assistance, at the indemnifying Party’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, that the indemnifying Party shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The indemnifying Party shall not agree to any settlement of any Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the indemnified Party (other than a monetary obligation on the indemnifying Party), without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld unless the settlement involves (i) any admission of legal wrongdoing by the indemnified Party, (ii) any payment by the indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the indemnified Party (in which case, (i) through (iii), the indemnified Party may withhold its consent to such settlement in its sole discretion). So long as the indemnifying Party is actively defending the Third Party Claim in good faith, the indemnified Party shall not settle any such Third Party Claim without the prior written consent of the indemnifying Party. If the indemnifying Party does not assume and conduct the defense of the Third Party Claim as provided above, (a) the indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner the indemnified Party may deem reasonably appropriate (and the indemnified Party need not consult with, or obtain any consent from, the indemnifying Party in connection therewith), and (b) the indemnifying Party will remain responsible to indemnify the indemnified Party as provided in this Article 13. The failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the indemnifying Party of its indemnification obligations under this Article 13 if and to the extent the indemnifying Party is actually prejudiced thereby.

ARTICLE 14

TERM AND TERMINATION

14.1 Term. The term of the Agreement will start on the Effective Date and will continue in full force until the expiration of the last to expire Royalty Term, unless earlier terminated in accordance with this Article 14 (the “Term”). Upon the expiration of the Royalty Term for a given country in the Territory, the licenses granted to Lian pursuant to Section 2.1 will become perpetual, irrevocable, fully paid-up, royalty-free, fully sublicenseable, and transferable for such Licensed Product in such country.

14.2 Early Termination.

(a) Termination for Cause. Each Party shall have the right to terminate this Agreement upon written notice if the other Party is in material breach of this Agreement (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) and has not cured such breach within [***] after written notice from the Non-Breaching Party requesting cure of the breach, which notice will, in each case (i) expressly reference this Section 14.2(a), (ii) reasonably describe the alleged breach that is the basis of such termination. [***] If a material breach relates solely to one or more countries of the Territory, then the Non-Breaching Party will have the right to terminate this Agreement solely with respect to such country(ies). Notwithstanding the foregoing, if such material breach, by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended if the Breaching Party provides a written plan for curing such breach within the objectively earliest possibility to the Non-Breaching Party and uses reasonable efforts to cure such breach in accordance with such written plan. In addition, if the Breaching Party disputes either (A) whether it has materially breached this Agreement, or, alternatively, (B) whether it has cured such material breach within the applicable cure period, then the dispute will be resolved pursuant to Section 15.16 [***], and the applicable cure period will be tolled during the pendency of such dispute resolution procedure, provided further that [***].

(b) Termination for Insolvency. Each Party shall have the right to terminate this Agreement, to the best extent permissible under Applicable Law, upon written notice upon the bankruptcy, reorganization, liquidation, or insolvency of, or the filing of an action to commence insolvency proceedings against, the other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party’s property, provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation or insolvency proceeding such right to terminate will only become effective if the Party subject to such proceeding consents to the involuntary bankruptcy or such proceeding is not dismissed [***].

(c) Termination by Lian following Change of Control in Nanobiotix. Following a Change of Control in Nanobiotix, Lian may, [***] prior written notice to Nanobiotix, terminate this Agreement [***].

(d) Termination by Nanobiotix following Change of Control of Lian. [***].

(e) Termination for Patent Challenge. Nanobiotix shall have the right to terminate this Agreement with immediate effect by giving written notice to Lian if Lian or its Affiliates or Sublicensees bring or join any challenge to the validity or enforceability of any Nanobiotix Patent (a “Patent Challenge”) and does not withdraw such Patent Challenge within [***] days of written notice from Nanobiotix; provided that (i) a Patent Challenge does not include Lian’s or its Affiliates’ or its Sublicensees (A) responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding or (B) complying with any Applicable Law or a court order; and (ii) the foregoing right of termination shall not apply with respect to any Patent Challenge that (I) is first made by Lian or any of its Affiliates or Sublicensees in defense of a claim of patent infringement brought by Nanobiotix under the applicable Patents or any Patent Challenge, (II) was brought by an acquirer of Lian prior to the effective date of such Change of Control, or (III) is brought by any non-Affiliate Sublicensee if Lian (1) causes such Patent Challenge to be terminated or dismissed (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, causes such Sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge), or (2) terminates such Sublicensee’s sublicense to the Patents being challenged by the Sublicensee, in each case, within [***] days after Nanobiotix’s notice to Lian under this Section 14.2(d).

14.3 Alternative Remedy In Lieu of Termination. If Lian has a right to terminate this Agreement pursuant to Section 14.2(a), Lian may elect, in lieu of so terminating, to have this Agreement continue on all the terms herein save that all milestone and royalty payments owed by Lian to Nanobiotix hereunder will be reduced by [***].

14.4 Accrued Obligations. The termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such termination, has already accrued to such Party or which is attributable to a period prior to such termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.

14.5 Effects of Termination. Upon the termination of this Agreement as a whole or with respect to one or more countries in the Territory (a “Terminated Region”), except in the case of termination by Lian according to Section 14.2(a) or 14.2(b), the following will apply:

(a) Termination of Licenses. All rights and licenses granted to Lian with respect to Licensed Products and Nanobiotix IP, and all sublicenses granted by Lian and its Affiliates, will terminate in the Terminated Region.

(b) Winding Down of Development Activities. Without prejudice to Section Error! Reference source not found., in the event there are any on-going Clinical Trials of the Licensed Product being conducted by or on behalf of Lian in the Field in the Terminated Region, the Parties shall work together in good faith to adopt a plan to wind down such Development activities in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Licensed Product, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems, in compliance with all Applicable Laws.

(c) [***].

(d) Inventory. Lian will have the right, for a period of [***] days following any termination of this Agreement, to sell or otherwise dispose of any Licensed Products in the Terminated Region, as applicable, on hand at the time of such termination. Thereafter, Nanobiotix shall have the right to purchase from Lian, at the cost incurred by Lian for purchase, all of Lian’s and its Affiliates’ then-current inventory of Licensed Product in the Terminated Region.

(e) Re-registration of Regulatory Filings or Regulatory Approvals. To the extent permitted under Applicable Laws, Lian shall arrange for the re-registration to Nanobiotix or its designee (or to the extent not so re-registrable, Lian shall take all reasonable actions to make available to Nanobiotix or its designee the benefits thereof) of all Regulatory Filings and Regulatory Approvals for the Licensed Product in the Terminated Region, including any such Regulatory Filings and Regulatory Approvals made by or registered to its Affiliates or Sublicensees; all such re-registration or transfer shall be at Lian’s sole cost and expense. Nanobiotix shall notify Lian before the effective date of termination, whether the foregoing should be re-registered to Nanobiotix or its designee, and if the latter, identify the designee, and provide Lian with all necessary details to enable Lian to effect the re-registration (or availability of the benefit thereof).

(f) License Grant by Lian to Nanobiotix. Lian hereby grants Nanobiotix, effective upon the effective date of such termination, a fully-paid, royalty-free, non-exclusive license, with the right to grant sublicenses through multiple tiers, under any and all Party-Inventions and Patents claiming such Party-Inventions Controlled by Lian or its Affiliates and necessary or reasonably useful for Nanobiotix to Develop, Manufacture and Commercialize the Licensed Product in the Terminated Region. If any rights granted by Lian under the foregoing license are Controlled by Lian or its Affiliates or Sublicensees pursuant to an agreement with a Third Party, then Nanobiotix will pay all amounts due under any such agreement to the extent reasonably allocable to Nanobiotix’s exercise of the rights granted thereunder. If Nanobiotix or its or their Affiliates or Sublicensees exercises the rights or licenses granted pursuant to this Section 14.5(f) and this Agreement has been terminated by Lian pursuant to Section 14.2(a) or Section 14.2(b), then Nanobiotix will pay to Lian, in consideration of the rights granted to Nanobiotix, an amount to be negotiated by the Parties, [***].

(g) Transition. Each Party shall use reasonable efforts to cooperate with the other Party to effect a smooth and orderly transition in the Development and Commercialization of the Licensed Product in the Territory during the notice and wind-down periods. Lian shall provide reasonable transition support to enable Nanobiotix to assume all Development and Commercialization responsibility in the Terminated Region. Lian shall, at Nanobiotix’s request, assign to Nanobiotix all Third Party contracts, to the extent solely related to the Licensed Product, and if any such contract is not assignable, and if such Third Party agrees to it, Lian shall introduce Nanobiotix to such Third Party to facilitate the discussions regarding the relationship between Nanobiotix and such Third Party after the Term of the Agreement.

(h) Ancillary Agreements. The Supply Agreement, the Quality Agreement and the Pharmacovigilance Agreement shall terminate effective upon the effective date of termination of this Agreement, except as provided otherwise in the Supply Agreement, the Quality Agreement and the Pharmacovigilance Agreement in conformity with Applicable Laws, and except as to support winding down or exit activities as contemplated in Section 14.5(b) and Error! Reference source not found..

(i) Return of Confidential Information. Except to the extent necessary or reasonably useful for a Party to exercise its rights surviving such termination or as required by Applicable Law, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or Control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials to ensure compliance obligations of such Party are met.

14.6 Survival. All rights and obligations of the Parties under this Agreement shall terminate upon the expiration or termination of this Agreement, except those described in the following Articles and Sections: [***]. Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement, including applicable definitions in Schedule 1.1, will survive to the extent required. Except as otherwise expressly provided in this Section 14.6, any licenses granted under this Agreement, will terminate upon expiration or termination of this Agreement in its entirety or solely with respect to the Terminated Region, as the case may be, for any reason.

14.7 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction in the Territory or where a Party is situated (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall provide to the other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. In particular, it is the intention and understanding of the Parties that the rights granted to the Parties under this Section 14.7 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.

ARTICLE 15

MISCELLANEOUS

15.1 Force Majeure. If the performance of any part of this Agreement by either Party is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party (including fire, flood, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, shortage of raw materials, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, or storm or like catastrophe, acts of God or any acts, omissions or delays in acting of the other Party) (each, a “Force Majeure Event”), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Force Majeure Event, provided that the affected Party shall notify the other Party in writing of any Force Majeure Event as soon as reasonably practical, and shall use its substantial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure Event for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable as of the Effective Date. In addition, a Force Majeure Event may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), or other Force Majeure Event, such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other Force Majeure Event. A Party that is subject to a Force Majeure Event shall exert all reasonable efforts to overcome it; provided that if such Force Majeure Event continues unabated for a period of [***], then the Parties shall discuss and agree on alternative solutions [***], and provided further [***].

15.2 Waiver of Breach. No delay or waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

15.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.4 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.

15.5 Insurance. Lian shall maintain such public liability insurance (including without limitation workers compensation, employer’s liability, comprehensive general liability, product liability and property damage insurance) adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during the Term of the Agreement and, upon Nanobiotix’s reasonable request, Lian will provide Nanobiotix with evidence of such insurance.

15.6 Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

15.7 Entire Agreement. This Agreement (including the schedules and exhibits attached hereto) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect of the subject matter hereof, including the Confidentiality Agreement and the Term Sheet. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any Person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

15.8 Third Party Right. Each of the Parties and any of their respective Affiliates may enforce any right granted to it under this Agreement. Other than as set out in Section 15.8, no Person who is not a Party may enforce any provision of this Agreement under the Contract (Rights of Third Parties) Act 1999 or otherwise. Nanobiotix and Lian may agree to vary or terminate this Agreement in accordance with its terms without the agreement of any Third Party.

15.9 Language. The language of this Agreement and all activities to be pursued under this Agreement is English. Any and all documents proffered by one Party to the other in fulfillment of any provision of this Agreement shall only be in compliance if in English. Any translation of this Agreement in another language shall be deemed for convenience only and shall never prevail over the original English version. This Agreement is established in the English language.

15.10 Notices. Any notice, request, or other communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier, sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice), with a courtesy copy sent by email, which will not constitute notice:

To Nanobiotix: Nanobiotix S.A. 60 Rue de Wattignies 75012, Paris France Attention: [***] Email: [***]	To Lian: LianBio c/o Ogier Global (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman Cayman Islands KY1-9009 Attention: [***] Email: [***]

with a copy to: Jones Day 2 rue Saint Florentin 75001 Paris, France Attention: [***] Fax: [***] Email: [***]	with a copy to: Ropes & Gray LLP 36F Park Place 1601 Nanjing Road West Shanghai, China 200040 Attention: [***] Fax: [***] Email: [***]

Any such notice shall be deemed to have been given (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; (c) on the [***] Business Day following the date of mailing if sent by mail; or (d) upon confirmation of receipt if sent by email. Notices hereunder will not be deemed sufficient if provided only between or among each Party’s representatives on the Joint Steering Committee.

15.11 Assignment. Subject to Section 2.5(b), this Agreement and the rights and obligations of each Party under this Agreement shall not be assignable or otherwise transferred, nor may any rights or obligations hereunder be assigned or transferred, by either Party to any Third Party without the prior written consent of the other Party, provided, however, that either Party may assign or transfer this Agreement together with all of its rights and obligations hereunder, without such consent (but with written notice to the other Party), (a) to an Affiliate or (b) to a successor in interest in connection with the transfer or sale of all or substantially all of its business or assets to which this Agreement relates, or in the event of its merger or consolidation, reorganization, or similar transaction. Any permitted assignment of the rights and obligations of a Party under this Agreement will be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party. Any assignment of this Agreement in contravention of this Section 15.11 shall be null and void.

15.12 No Partnership or Joint Venture. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between Lian and Nanobiotix. Except as set forth in this Agreement, neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

15.13 Lian Cayman Guarantee. In consideration of Nanobiotix entering into this Agreement, sufficiency of which is hereby confirmed, Lian Cayman hereby [***] guarantees [***] the due and punctual payment and performance of all obligations of Lian under this Agreement (the “Lian Obligations”). Lian Cayman agrees that the Lian Obligations may be extended, modified, or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, modification, or renewal of any Lian Obligation. [***].

15.14 Dispute Resolution Process. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to (i) interpretation of a Party’s rights or obligations hereunder, (ii) any alleged breach of this Agreement, (iii) any issue that is unable to be resolved pursuant to informal channels of resolution. If the Parties cannot resolve any such dispute within [***] days after written notice of a dispute from one Party to another, either Party may, by written notice to the other Party, have such dispute referred to the JSC. If the JSC cannot resolve such dispute within [***] days after such dispute is referred thereto, either Party may, by written notice to the other Party, have such dispute referred to the Chief Executive Officer of Nanobiotix and the Chief Executive Officer of Lian (collectively, the “Senior Executives”). The Senior Executives shall negotiate in good faith to resolve the dispute within [***]. If the Senior Executives are unable to resolve the dispute within such time period, the parties shall submit the dispute for arbitration in accordance with Section 15.16. Notwithstanding anything in this Article 15 to the contrary, Nanobiotix and Lian shall each have the right at all times to apply to any court of competent jurisdiction for appropriate interim or provisional relief as necessary to protect the rights or property of that Party or to preserve the status quo pending the resolution of the dispute resolution process as set forth in Section 15.14 and Section 15.16.

15.15 Governing Law. The Agreement will be governed by English law, without regard to the conflicts of law principles thereof. Any dispute, controversy, claim or difference of any kind whatsoever arising out or in connection with the Agreement will be resolved exclusively through arbitration in accordance with the then effective ICC Rules.

15.16 Arbitration. Any disputes arising in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as amended herein, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a) The arbitration shall be conducted by a panel of three (3) arbitrators, or such lesser number as the Parties may agree. Each of the Parties shall nominate an arbitrator and these two arbitrators shall endeavor to agree on the third arbitrator, who shall act as chairman of the arbitral tribunal, within [***] days from the date when both Parties have received from the ICC confirmation of the second arbitrator by the ICC court. All arbitrators shall have a legal qualification. The chairman shall have at least one ICC arbitration before, and the arbitrators nominated by the Parties shall have at the minimum ten (10) years working experience in the pharmaceutical industry. The seat, or legal place, of arbitration shall be [***], and the Parties consent to the personal jurisdiction of the [***] courts for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. The language of the arbitration proceedings shall be English. The decision and award of the arbitral tribunal shall be final and binding on the Parties.

(b) The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(c) Any award shall be promptly paid, free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Laws, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 15.16, and agrees that judgment may be entered upon the final award in any court of competent jurisdiction. The award shall include interest from the date of any damages incurred for breach of this Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrators.

(d) The existence and content of the arbitral proceeding, including any rulings or award, shall be kept confidential by the Parties and the arbitrator except to the extent (i) required by Applicable Laws; (ii) required to protect or pursue a legal right; (iii) required to enforce or challenge an award; or (iv) approved by written consent of the Parties. Notwithstanding anything to the contrary herein, either Party may disclose matters relating to the arbitration or the arbitral proceedings where necessary for the preparation or presentation of a claim or defense in such arbitration. The arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Laws, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings, rulings or award without prior written consent of the other Party.

(e) Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

(f) [***] in the event that a dispute arises specifically about the validity, scope, enforceability, inventorship or ownership of any Intellectual Property (“IP Dispute”), and such IP Dispute is not resolved in accordance with Section 15.14, either Party may initiate litigation in a court of competent jurisdiction in any country in which such right applies, provided that any dispute over the contractual implications and consequences of such IP Dispute shall remain exclusively reserved to arbitration according to Section 15.16, and provided further that if and to the extent an IP Dispute leads to a final and binding decision, such decision shall also be final and binding with respect to the Intellectual Property in the country in question for the purposes of such arbitration.

15.17 Fees and Expenses. Each Party shall bear its own attorneys’ fees and fees and expenses associated with all aspects of the negotiation and diligence of the transaction contemplated hereunder.

15.18 Hardship. If any unforeseen event (e.g., an evolution of the legal or economic framework of the Agreement), while not preventing either Party from performing any of its obligations hereunder, changes the balance of the Agreement to the detriment of such Party and therefore causes inequitable hardship to such Party in the performance of such obligations, and if such Party is able to demonstrate such hardship by competent proof, then both Parties shall attempt in good faith to negotiate an equitable way to adapt this Agreement to the new circumstances, provided neither Party is obligated to make any accommodation or agree to any amendment that is not expressly required by the terms of this Agreement.

15.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be signed electronically by each of the authorized representatives of the Parties. The Parties acknowledge and agree that electronic signatures via DocuSign may be use used for the execution of this Agreement by such signatories. Each Party acknowledges that it has received all the information required for the electronic signature of this Agreement and that it is signing this Agreement electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into this Agreement. Furthermore, the obligation to deliver an original copy to each of the Parties is not necessary as proof of the commitments and obligations of each Party to this Agreement. The delivery of an electronic copy of this Agreement directly by DocuSign to each Party shall constitute sufficient and irrefutable proof of the commitments and obligations of each Party to this Agreement.

Schedules

Schedule 1.1 - Definitions

Schedule 11.4 - Draft Public Announcement

Exhibits

Exhibit A – Territory-Specific Development Plan

Exhibit B – Development timelines

Exhibit C – Nanobiotix Patents as of the Effective Date

Exhibit D – Nanobiotix Trademarks as of the Effective Date

Exhibit E – Licensed Product

[signature page to follow]

IN WITNESS WHEREOF, the Parties by their respective authorized representatives have executed this Agreement as of the Effective Date.

Nanobiotix S.A.

By:	/s/ Laurent Levy
Name:	Laurent Levy
Title:	CEO

LianBio Oncology Limited

By:	/s/ Konstantin Poukalov
Name:	Konstantin Poukalov
Title:	Director

In the presence of and in agreement to Section 15.13:

LianBio

By:	/s/ Konstantin Poukalov
Name:	Konstantin Poukalov
Title:	Director

[Signature Page to License, Development and Commercialization Agreement]

Schedule 1.1

Definitions

“Accounting Standards” means, with respect to a Party or its Affiliates, U.S. generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards (“IFRS”), as such Party or its Affiliates uses for its financial reporting obligations, in each case.

“Acquired Party” has the meaning set forth in Section 2.5(b).

“Active Ingredient” means those active materials that provide pharmacological activity in a pharmaceutical or biologic product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants, or controlled release technologies).

“Additional Global Trial” has the meaning set forth in Section 3.1(c)(i).

“Adjusted Transfer Price” has the meaning set forth in Section 6.1(c)(iii).

“Affiliate” means, with respect to any Person, any entity directly or indirectly controlling, controlled by, or under common control with, such Person, at the time that the determination of affiliation is made and for as long as such control exists. For purposes of this definition only, the terms “controlled,” “controlled by,” and “under common control with,” as used in this context, means (i) direct or indirect ownership of more than 50% of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, however, that such ownership interest provides actual control over such Person), (ii) status as a general partner in any partnership, or (iii) the direct or indirect ability or power to direct or cause the direction of management policies of a Person or otherwise direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals and Marketing Authorizations) of any Governmental Authority having jurisdiction over or related to the subject item.

“Bankruptcy Laws” has the meaning set forth in Section 14.7.

“Business Day” means a calendar day, other than a Saturday or Sunday or any public holiday on which the banks in France and Hong Kong are open for business.

“Calendar Year” means a period of twelve consecutive months beginning on and including January 1.

“CDE” means the Center for Drug Evaluation of the China National Medical Products Administration.

“Change of Control” means, with respect to a Party, (a) the acquisition of beneficial ownership, directly or indirectly, by any Third Party of securities or other voting interest of such Party representing more than 50% of the combined voting power of such Party’s then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving such Party with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of more than 50% of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, or (c) any sale, lease, exchange, contribution or other transfer to a Third Party (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party and its controlled Affiliates. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable Party (including the issuance or sale of securities for financing purposes) or to change the form or domicile of a Party shall not constitute a Change of Control.

“Clinical Trial” means a trial in which human subjects or patients are dosed with a drug, whether approved or investigational.

“CMC” means chemistry, Manufacturing and controls.

“Co-Invention” has the meaning set forth in Section 10.1.

“Co-Invention Patent” has the meaning set forth in Section 10.1.

“Combination Product” means a Licensed Product that (a) contains or comprises both (i) NBTXR3 [***] and (ii) (aa) at least one additional Active Ingredient or (bb) at least one additional medical device, whether packaged together or in a single finished dosage form, (b) sold for a single invoice price together with any (A) delivery device or component therefor, (B) companion diagnostic related to any Licensed Product, or (C) product, process, service, or therapy other than the Licensed Product (such additional Active Ingredient or medical device and each of (A) – (C), an “Other Component”) or (c) that is defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent.

“Commercialization” means any and all activities relating to the preparation for sale of, offering for sale of, or sale of a product, including activities related to pre-marketing, Launching, marketing, promoting, distributing, having distributed, using, importing, exporting for sale, having imported and exported for sale, pricing and reimbursement, advertising, detailing, packaging, labeling, bidding and listing, storage, handling, having sold, customer service and support, Post-Approval Commitments and Post-Marketing Studies, and interacting with Regulatory Authorities regarding any of the foregoing, but excluding any activities relating to Manufacturing or Development. “Commercialize” means to engage in Commercialization.

“Commercialization Plan” has the meaning set forth in Section 4.3(a).

“Commercialization Updates” has the meaning set forth in Section 4.3(b).

“Commercially Reasonable Efforts” means [***].

“Competing Product” means [***].

“Competitor” means [***].

“Confidential Information” has the meaning set forth in Section 11.1.

“Confidentiality Agreement” means the confidentiality agreement by and between the Parties effective as of September 22, 2020.

“Control” (including any variations such as “Controlled”), in the context of Intellectual Property and Confidential Information, means possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the ability to grant access to, or a license or sublicense of, such rights, Know-How and Confidential Information as set forth in this Agreement without violating the terms of an agreement with a Third Party.

“Core Dossier” means the compilation of CMC, pre-clinical, clinical data provided by Nanobiotix to Lian necessary to support and maintain Regulatory Approvals in the Field in the Territory.

“Cover,” “Covering,” or “Covered” means, when referring to the Licensed Product: (a) with respect to an issued Patent, that, in the absence of a license granted to a Person under an issued claim included in such Patent, the manufacture, use, sale, offer for sale or import by such Person of a specified activity with respect to such Licensed Product would infringe such claim, or (b) with respect to an application for Patent, that, in the absence of a license granted to a Person under a claim included in such application, the manufacture, use, sale, offer for sale or import by such Person of such Licensed Product would infringe such claim if such patent application were to issue as a patent.

“CPI” means the consumer price index in France.

“Development” means non-clinical and clinical research, development, and regulatory activities reasonably related to pharmaceutical or biologic products and submission of information to a Regulatory Authority or otherwise related to the research, identification, testing and validation thereof, including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, formulation development, quality assurance and quality control development, generation of data for Regulatory Filings, statistical analysis, clinical trials of a product, whether for purposes of label expansion or otherwise, but does not include Manufacturing or Commercialization. “Develop” means to engage in Development.

“Development Plan Incentive” has the meaning set forth in Section 3.1(d).

“Disclosing Party” has the meaning set forth in Section 11.1.

“Dollars” or “USD” means the official currency of the United States.

“Effective Date” has the meaning set forth in the first paragraph hereof.

“Enrollment Commitment” has the meaning set forth in Section 3.1(c)(i).

“EU Medical Device” means the European Union regulatory framework ensuring the safety and efficacy of medical devices and facilitates patients’ access to devices in the European Union market, including Regulation (EU) 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices, amending Directive 2001/83/EC, Regulation (EC) No 178/2002 and Regulation (EC) No 1223/2009 and repealing Council Directives 90/385/EEC and 93/42/EEC and Regulation (EU) 2017/746 of the European Parliament and of the Council of 5 April 2017 on in vitro diagnostic medical devices and repealing Directive 98/79/EC and Commission Decision 2010/227/EU.

“Field” means the use of a product activated by radio therapy in the field of oncology.

“First Commercial Sale” means, with respect to the Licensed Product in any country in the Territory, the first arm’s length sale of the Licensed Product to a Third Party by Lian, or its Affiliates or Sublicensees, for monetary value for use in the Field and in the Territory, after the respective Licensed Product has been granted the first Marketing Authorization that allows the placing on the market of the Licensed Product. First Commercial Sale excludes transfers of Licensed Product to Third Parties as bona fide samples, as donations, for the performance of Clinical Trials, or for similar purposes in accordance with Applicable Law pertaining to any expanded access program, any compassionate sales or use program (including named patient program or single patient program), or any indigent program.

“Force Majeure Event” has the meaning set forth in Section 15.1.

“Global Registrational Study” has the meaning set forth in Section 3.3(b).

“Global Registrational Study Commitment” has the meaning set forth in Section 3.3(b).

“Global Registrational Study Data” has the meaning set forth in Section 3.3(b).

“Global Registrational Study Notice” has the meaning set forth in Section 3.3(b).

“Global Registrational Study Option” has the meaning set forth in Section 3.3(b).

“Global Trials” has the meaning set forth in Section 3.1(c).

“Glucose Unit” means one Unit including glucose thirty percent (30%).

“Governmental Authority” means any court, agency, department, authority or other instrumentality, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative, or taxing authority of any national, supranational, federal, state, county, city or other political subdivision.

“ICC” has the meaning set forth in Section 15.16.

“Indication” means a separate and distinct disease, disorder, or medical condition that a Licensed Product is intended to treat, prevent, cure, or ameliorate and for which a separate determination of safety and effectiveness of the Licensed Product is required. By way of example, naive vs. refractory patients, first line vs. second/third line, metastatic, etc., would constitute separate Indications.

“Intellectual Property” shall mean (i) Patents, (ii) Inventions, (ii) Know-How (iii) Trademarks, (iv) copyrights, all other literary property and author rights whether or not copyrightable and all rights, title and interest in and to all copyrights and copyrighted interests throughout the world and (v) any other proprietary rights of a nature similar or analogous to any of the foregoing.

“Inventions” means any and all inventions, discoveries, processes and techniques, which are, or may be, patentable or otherwise protectable under Applicable Laws of any country or region, and which are conceived, discovered or reduced to practice by or on behalf of a Party (whether solely or jointly with the other Party or its Affiliates).

“IP Dispute” has the meaning set forth in Section 15.16(f).

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 8.1.

“Know-How” means all tangible and intangible scientific, technical, clinical, regulatory, trade, marketing, commercial, financial or business information and materials, including compounds, solid state forms, compositions of matter, formulations, devices, techniques, processes, methods, trade secrets, formulae, procedures, tests, data, results, analyses, documentation, reports, information (including pharmacological, toxicological, non-clinical (including CMC), and clinical test design, methods, protocols, data, results, analyses, and conclusions), quality assurance and quality control information, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, knowledge, know-how, skill, and experience.

“Launch” means the commencement of the First Commercial Sale of the Licensed Product in a country within the Territory after receiving the required Marketing Authorizations. When used as a verb, to “Launch” means to engage in the Launch.

“Launch Date” means the date of the Launch.

“Lian” has the meaning set forth in the header of the Agreement.

“Lian Cayman” means LianBio, an exempted company organized and existing under the laws of Cayman Islands.

“Lian Indemnitees” has the meaning set forth in Section 13.4.

“Licensed Product” means Nanobiotix’s (a) current generation of the proprietary product known as NBTXR3 (“NBTXR3”) and (b) second generation of NBTXR3 radio enhancer (i.e., a product activated by radio therapy), as further described in Exhibit E.

“Local Registrational Study” has the meaning set forth in Section 3.2(b).

“Local Registrational Study Notice” has the meaning set forth in Section 3.2(b).

“Losses” has the meaning set forth in Section 13.3.

“MAA” means an application for Marketing Authorization or for Regulatory Approval filed with a Regulatory Authority.

“Manufacture” means manufacture, generate, process, prepare, make, assemble, test, label, package, store, hold, handle, receive, release, serialize, transport, and deliver a product (or any component or intermediate thereof), including any related stability testing, quality assurance and quality control. “Manufacturing” means to engage in Manufacture.

“Marketing Authorization” means the grant or issuance of all Regulatory Approvals, including (i) any technical, medical and scientific approvals, licenses, registrations or authorizations (including approvals of MAAs, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) and (ii) all licenses, permissions, consents and regulatory authorizations that are (a) necessary to enable the Licensed Product to be imported, marketed, sold, distributed, stored and shipped in any given country; or (b) necessary at each specific institution in any given country, in each case necessary for the Development, Manufacture or Commercialization, as and when applicable, of the Licensed Product in the Field in such country.

“MNC” means a multinational pharmaceutical or pharma-biotechnology company with commercial presence in North America, Europe and the People’s Republic of China and a market capitalization of at least a hundred billion Dollars (USD 100,000,000,000).

“Nanobiotix” has the meaning set forth in the header of the Agreement.

“Nanobiotix Indemnitees” has the meaning set forth in Section 13.3.

“Nanobiotix IP” means the Nanobiotix Know-How, the Nanobiotix Patents, the Nanobiotix Trademarks and any and all Intellectual Property Controlled by Nanobiotix or its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for the Development or Commercialization of the Licensed Product in the Field in the Territory, including Nanobiotix’s rights in any Co-Inventions and Co-Invention Patents.

“Nanobiotix Know-How” means all Know-How owned or Controlled by Nanobiotix or any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for the Development or Commercialization of the Licensed Product in the Field in the Territory.

“Nanobiotix Patents” means all Patents owned or Controlled by Nanobiotix or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Development or Commercialization of the Licensed Product in the Field in the Territory, including all Patents that claim Product Improvements, including the Patents set forth in Exhibit C and Nanobiotix’s rights in any Co-Invention Patents.

“Nanobiotix Trademarks” means all “Hensify” Trademarks Controlled by Nanobiotix or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Commercialization of the Licensed Product in the Field in the Territory, including the Trademarks set forth in Exhibit D.

“NMPA” means the National Medical Product Administrations of the PRC, or its successor.

“Net Sales” means the gross sales recorded by or on behalf of Lian, its Affiliates or Sublicensees (for the purpose of this definition, “Sublicensees” will not include any distributors or wholesalers) (each of the foregoing Persons, a “Selling Party”) for sales of the Licensed Product to Third Parties (other than Lian’s Sublicensees), less the following deductions calculated in accordance with the Accounting Standards, applied on a consistent basis by the relevant Selling Party to the extent allocated to such Licensed Product and actually taken, paid, accrued, allowed, included, or allocated, based on good faith estimates, in the gross sales price with respect to such sales, for:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***];

(f) [***]; and

(g) [***].

Net Sales will be calculated only once for the first bona fide arm’s length sale of the Licensed Product to a Third Party that is not a Selling Party. Net Sales does not include (a) any sale of such Licensed Product to or between Lian, its Affiliates or its or their Sublicensees for further sale by such entity (but includes the subsequent sale by such entity to a Third Party that is not a Selling Party), (b) samples of Licensed Product used to promote additional Net Sales, in amounts consistent with normal business practices of a Selling Party, or (c) any use of such Licensed Product as bona fide samples, as donations, for Clinical Trial or other Development purposes, any expanded access program, any compassionate sales or use program (including named patient program or single patient program), or any indigent program.

In the event that a Licensed Product is sold as a Combination Product, Net Sales, for the purposes of determining royalty payments on the Combination Product, shall mean the gross amount collected for the Combination Product less the deductions set forth in clauses (a)—(g) above, multiplied by a proration factor that is determined as follows:

(i)

If all Other Components of the Combination Product were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A / (A+B)], where A is the average gross sales price of all Licensed Product components containing only NBTXR3 as its Active Ingredient during such period when sold separately from the other component(s), and B is the average gross sales price of the Other Components during such period when sold separately from NBTXR3 (as applicable);

(ii)

If the Licensed Product components containing only NBTXR3 as its Active Ingredient are sold separately from the Other Components, but the Other Components in such Combination Product are not sold separately, then the proration factor shall be determined by the formula [A / C], where A is the average gross sales price of all Licensed Product components containing only NBTXR3 as its Active Ingredient during such period when sold separately from the Other Components, and C is the average gross sales price of the Combination Product during such period;

(iii)

If the Licensed Product components containing only NBTXR3 as its Active Ingredient are not sold separately from the Other Components, but the Other Components in such Combination Product are sold separately, then the proration factor shall be determined by the formula [( C- B) / C], where B is the average gross sales price of the Other Components included in such Combination Product if sold separately from the other component(s), and C is the average gross sales price of the Combination Product during such period; or

(iv)	If neither NBTXR3 nor the Other Components included in the Combination Product were sold or provided separately during the relevant period, then the proration factor shall be determined [***].

“Party” has the meaning set forth in the first paragraph hereof.

“Party-Invention” has the meaning set forth in Section 10.1.

“Patent(s)” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

“Patent Challenge” has the meaning set forth in Section 14.2(d).

“Person” means any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

“Pharmacovigilance Agreement” has the meaning set forth in Section 7.3(a).

“Phase I Trial” means a Clinical Trial, the principal purpose of which is preliminary determination of safety of an investigational product in healthy individuals or patients or that otherwise meets the requirements described in 21 C.F.R. §312.21(a), or similar Clinical Trial in a country other than the United States.

“Phase II Trial” means a Clinical Trial, for which the primary endpoints include a determination of dose ranges or a preliminary determination of efficacy of an investigational product in patients being studied or that otherwise meets the requirements described in 21 C.F.R. §312.21(b), or similar Clinical Trial in a country other than the United States.

“Phase III Trial” means a Clinical Trial of an investigational product in subjects that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to generate data and results that can be submitted to obtain Regulatory Approval as described in 21 C.F.R. 312.21(c), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.

“Pivotal Trial” means, as to a specific product, a Clinical Trial the results of which are intended (as of the time the first subject is dosed in the Clinical Trial) to be sufficient or otherwise are sufficient, in each case, without any additional Clinical Trial, to support the filing of an MAA with respect to such product.

“Post-Approval Commitments” means all clinical studies (including pediatric studies and Post-Marketing Studies) conducted after Regulatory Approval for the Licensed Product that are requested by a Regulatory Authority or that are necessary to fulfill commitments made to any Regulatory Authority as a condition for the receipt or maintenance of such Regulatory Approval in any country.

“Post-Marketing Studies” means all non-interventional and interventional clinical trials of the Licensed Product with the main objective to collect data to increase product knowledge or for marketing and market access purposes, e.g., pricing studies, post-marketing surveillance studies, patient outcome studies, patient preference studies and investigator-initiated trials.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan.

“Product Improvement” means any and all Inventions, and any and all changes, modifications and amendments, by or on behalf of a Party, or by the Parties jointly, during the Term, that relate to the Licensed Product, or a modified form thereof, whether patentable or not, whether in the Field or not.

“Promotional Materials” has the meaning set forth in Section 4.6.

“Quality Agreement” has the meaning set forth in Section 7.1.

“Recall” means Licensed Product recall, withdrawal, Field correction of the Licensed Product or other related action.

“Receiving Party” has the meaning set forth in Section 11.1.

“Reductions” has the meaning set forth in Section 9.5.

“Regulatory Approval” means, with respect to any Licensed Product in any country or regulatory jurisdiction, any and all approvals from the applicable Regulatory Authority (a) sufficient for the import, distribution, marketing, use, offering for sale, and sale of the Licensed Product for use in the Field in such country or jurisdiction in accordance with Applicable Laws or (b) that are necessary for the definition of the public price of the Licensed Product or reimbursement conditions as well as the grant of such public price or reimbursement conditions, and any variation of any such permission where applicable (including approvals, permissions and conditions established by such Regulatory Authorities imposed on a Party for participating in and supplying Licensed Product pursuant to tender processes in such country).

“Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity: (a) whose review or approval is necessary (i) for the Manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of the Licensed Product, (ii) for reviewing Regulatory Filings for the Licensed Product (or a component thereof) or (iii) for granting Regulatory Approvals for the Licensed Product; or (b) having authority to review and enforce GMP or other Applicable Laws relating to the Licensed Product or the Manufacture, Development, Commercialization, use or sale thereof.

“Regulatory Exclusivity” means, with respect to a Licensed Product in a country in the Territory, the period of time during which: (a) a Party or its Affiliates or its or their Sublicensees has been granted the exclusive legal right by a Regulatory Authority in such country to market and sell such Licensed Product; or (b) the data and information submitted by a Party or its Affiliates or its or their Sublicensees to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval of such Licensed Product in such country may not be disclosed, referenced, or relied upon in any way by a Third Party or such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval of any product of a Third Party in such country.

“Regulatory Filings” means any documentation comprising or relating to or supporting any applications, approvals, licenses, registrations, notifications, submissions and authorizations made to or received from a Regulatory Authority in a country necessary for the Manufacture, Development or Commercialization of the Licensed Product in such country, including any MAA or any other applications for Regulatory Approvals.

“Residual Knowledge” has the meaning set forth in Section 11.7.

“Royalty Rate” has the meaning set forth in Section 9.5.

“Royalty Term” has the meaning set forth in Section 9.7.

“Senior Executives” has the meaning set forth in Section 15.14.

“Specification” means (a) the specifications for the Licensed Product established by inclusion in the MAA and as required by a Regulatory Authority in the Territory for approval and (b) such other specifications for the Licensed Product agreed to by the Parties pursuant to the Supply Agreement related to the packaging, storage conditions, shelf life and labeling of the Licensed Product.

“Sublicensee” means a Third Party sublicensee to whom a Party or its Affiliates grants rights under this Agreement or any subsequent sublicensee through multiple-tiers.

“Supply Agreement” has the meaning set forth in Section 6.1(b).

“Suspension Period” has the meaning set forth in Section 9.7.

“Term” has the meaning set forth in Section 14.1.

“Term Sheet” means the term sheet entered into between the Parties on April 1, 2021 relating to the subject matter of this Agreement.

“Terminated Region” has the meaning set forth in Section 14.5.

“Territory” means the PRC, Macau, Hong Kong, Thailand, Taiwan, South Korea, and Singapore.

“Territory-Specific Data” has the meaning set forth in Section 3.2(b).

“Territory-Specific Data Option” has the meaning set forth in Section 3.2(b).

“Territory-Specific Development Plan” has the meaning set forth in Section 3.1.

“Third Party” means any Person other than Nanobiotix, Lian and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 13.3.

“Trademark” means trademarks, trade names, service marks, trade dresses, domain names, logos and brandings, whether registered or arising under Applicable Law (and all registration thereof and interests therein throughout the world and all associated goodwill, and applications for registration thereof).

“Transfer Price” has the meaning set forth in Section 6.1(c)(iii).

“Two-Invoice Policy” means the policy described in the “Opinion on the Implementation of the ‘Two-Invoices’ System in the Procurement of Pharmaceutical Products by Public Medical Institutions (trial)” (Guoyigaibanfa [2016] No. 4), officially issued on December 26, 2016) and in any other Applicable Laws that mandate public hospitals or any other purchaser of drugs in mainland China to purchase drugs from the distributor that purchases the drugs directly from the drug manufacturer, limiting the total number of invoices to two.

“Unit” means one unlabeled vial [***] suspension of Licensed Product for intra-tumoral injection.

“Valid Claim” means either (a) a claim [***] of an issued and unexpired patent included within the Nanobiotix Patents that (i) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction; and (ii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) [***].

Schedule 11.4

Press Release

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Exhibit A

Territory-Specific Development Plan

[***]

Exhibit B

Development timelines

[***]

Exhibit C

Nanobiotix Patents as of the Effective Date

[***]

Exhibit D

Nanobiotix Trademarks as of the Effective Date

[***]

Exhibit E

Licensed Product

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